Exhibit 2.1

Execution Version

THIS SHARE PURCHASE AGREEMENT (Agreement) is made on 5 May 2016 among:

(1)	AMRI – Albany Molecular Research, Inc., a company incorporated under the laws of the State of Delaware (USA) (AMRI) whose registered office is in Albany (NY – USA), represented by Ms. Lori Henderson, in her capacity as General Counsel, Senior Vice President and Secretary, for itself and/or for one of its subsidiaries to be designated pursuant to Article 1401 and the following of the Code (as defined below) (Buyer); and

(2)	Lauro Cinquantasette S.p.A, a company incorporated under the laws of Italy whose registered office is in Milan (Italy), Via del Lauro 7, Italian Tax Code No. 04849340965 represented by Mr. Maurizio Bottinelli, in his capacity as Director (Seller).

Recitals

(a)	The Seller is the owner of Shares (as defined below) representing 100% of the fully paid-in corporate capital of Prime European Therapeuticals S.p.A. - Euticals, a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152 (Company);

(b)	Company owns 100% of the corporate capital of each of the Current Subsidiaries (as defined below); Company and the Current Subsidiaries (collectively, Group Companies) engage in the pharmaceutical and chemical business worldwide (Business);

(c)	The Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, the Shares for the consideration and upon the terms and the conditions set out in this Agreement; and

(d)	On the date hereof the Buyer and the Seller have also executed the Registration Rights Agreement, and the Subscription Agreement (as defined below) which set forth the investment of the Seller in the share capital of the Buyer in accordance with Article 2.3 (b) below.

IN CONSIDERATION OF THE FOREGOING RECITALS which form, together with Annexes and Schedules herein, an integral and substantive part of this Agreement, the Parties (as defined below) hereby agree and covenant as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

1.1          In addition to the other terms defined elsewhere in this Agreement, for the purposes of the same, the following words and terms shall have the meaning ascribed thereto in this Article 1.

231 Model shall have the meaning under clause 26.1 of the Warranties.

231 Supervisory Body means the supervisory body of the Company and, if any, of any Italian Current Subsidiary, appointed in connection with the approval of 231 Model.

Accounting Principles means: (i) in respect of the Company and those other Group Companies which have their registered office in Italy the accounting principles promulgated by IFRS and (ii) in respect of those Group Companies which have their registered office outside of Italy, the generally accepted accounting principles applied in the relevant country where such Group Companies have their respective registered office and (iii) with reference to the audited consolidated financial statement of the Group Companies, the IFRS using practices and methods applied on a consistent basis with those used in the preparation of the audited consolidated financial statement of the as at 31 December 2014 and 31 December 2015.

Accounts means in relation to any financial year of a Group Company:

(a)	the audited balance sheet of that company (and the audited consolidated balance sheet of the Company for financial year 2015) at the last day of, and in respect of, that financial year;

(b)	the audited profit and loss account of that company (and the audited consolidated profit and loss account of the Company for the financial year 2015) in respect of that financial year; and

(c)	together with any mandatory documentation and reports provided for by applicable law.

Acquisition shall have the meaning under Article 2.1 of this Agreement.

Action means any claim, demand, proceeding, suit, litigation, investigation, audit, action or cause of action in contract, tort, under statute, under any applicable law or otherwise.

Adjustment Date shall have the meaning under Article 9.3(iii) of this Agreement.

Agents shall have the meaning under clause 18.3 of the Warranties.

Agreed Net Working Capital means the amount of 75.000.000,00 € which has been determined by the Parties prior to signature of this Agreement adopting the same formula used for the definition of Net Working Capital.

Agreed Net Working Capital Adjustment means the difference between the Estimated Net Working Capital and the Agreed Net Working Capital.

Agreed Rate shall have the meaning under Article 9bis.5 of this Agreement.

Agreement means this Share Purchase Agreement.

Alternative Transaction shall have the meaning under Article 3.2 of the Agreement.

Antitrust Laws means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Italian, French, German, EU and all applicable anti-trust laws and all other applicable law and orders issued by a governmental authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Antitrust Authorities shall have the meaning under clause 4 of Schedule B.

Auditor means Ernst & Young LLP with registered office at Via Fernanda Wittgens 6/c, Milan or, in the event of its non-acceptance or its subsequent waiver of its appointment pursuant to this Agreement, another auditing company of international standing which shall be designated by the Parties jointly, or, in the absence of agreement, by the Chairman pro tempore of the Ordine dei Dottori Commercialisti of Milan.

Banks Pool means the pool formed by the following banks (each a Pool’s Bank): MedioCreval S.p.A. (Tax Code 00216050872), Banca Popolare di Milano Sooc. Coop. A.R.L. (Tax Code 00715120150); GE Capital Interbanca S.p.A. (Tax Code 00776620155) and Banca IMI S.p.A. (Tax Code 04377700150).

Banks Pool February 5, 2016 Waiver means the letter agreement entered into by Banca IMI (as agent of Banks Pool) and the Company on February 5, 2016.

Banks Pool Loan means the loan regulated by the Banks Pool Loan Agreement.

Banks Pool Loan Agreement means the loan agreement entered into between Company, the Seller and Banks Pool on February 8, 2011, as amended on April 1, 2015 and further amended pursuant to Banks Pool February 5, 2016 Waiver.

Banks Pool Other Security(ies) means and all of the following:

a)	Deed of Pledge between the Seller, Company and Banks Pool constituting pledge on GMBH Share to secure the obligations of the Company under the Banks Pool Loan Agreement;

b)	Deed of Pledge between the Seller, Company and Banks Pool constituting pledge on SAS Share to secure the obligations of the Company under the Banks Pool Loan Agreement; and

c)	Deed of Pledge between the Seller, Company and Banks Pool constituting pledge on INC Share to secure the obligations of the Company under the Banks Pool Loan Agreement;

d)	Deed of Pledge between the Seller, Company and Banks Pool constituting pledge on Chorisis Quota to secure the obligations of the Company under the Banks Pool Loan Agreement; and

e)	any and all other securities listed in Schedule 1.1(a).

Banks Pool Pledge(s) means any and all of the following deed of pledge (together with all relevant documentation):

a)	Deed of Pledge between the Seller, Company and MedioCreval S.p.A. constituting pledge on N. 55.436.783 shares of the Company to secure the obligations of the Company under the Banks Pool Loan Agreement;

b)	Deed of Pledge between the Seller, Company and Banca Popolare di Milano Sooc. Coop. A.R.L. constituting pledge on N. 55.436.783 shares of the Company to secure the obligations of the Company under the Banks Pool Loan Agreement;

c)	Deed of Pledge between the Seller, Company and GE Capital Interbanca S.p.A. constituting pledge on N. 55.436.783 shares of the Company to secure the obligations of the Company under the Banks Pool Loan Agreement ; and

d)	Deed of Pledge between the Seller, Company and Banca IMI S.p.A. constituting pledge on N. 55.436.783 shares of the Company to secure the obligations of the Company under the Banks Pool Loan Agreement.

Banks Pool Release of Pledges and Other Securities means copies of deeds of cancellation, registrations of cancellations and any other documents, deeds or declaration reasonably acceptable to the Buyer to obtain evidence that at Closing (i) the Shares, GMBH Share, SAS Share, INC Share and Chorisis Quota are free from any Encumbrances deriving from such Banks Pool Pledge(s) and Banks Pool Other Security(ies) and (ii) any and all Banks Pool Pledge(s) and Banks Pool Other Security(ies) have been lawfully and properly released and cancelled.

Books and Records means the mandatory books and records as set forth under Article 2214 and 2215bis of the Code, and under any tax law, and the similar mandatory books and records applicable to the Current Subsidiaries different from Chorisis S.r.l.

Business shall have the meaning set forth in Recital (b) of this Agreement.

Business Day means a day (other than a Saturday or a Sunday) on which banks generally are open in Milan and New York for a full range of business.

Buyer means AMRI – Albany Molecular Research, Inc., as more fully identified in the introductory part of this Agreement or any of its Subsidiaries to be designated pursuant to Article 2.4 of this Agreement.

Buyer Material Adverse Effect means any event that, individually or in the aggregate with all other events, has or would reasonably be expected to have (i) a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of the Buyer on a consolidated basis, or (ii) an effect that would prevent, materially delay or materially impair the Buyer’s ability to consummate the Acquisition; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a Buyer Material Adverse Effect: any event attributable to (A) changes in the economy or financial, capital, credit or securities markets, including, without limitation, any disruption thereof and any decline in the price of any security (including AMRI) or any market index, generally in the United States or any foreign market, (B) changes or proposed changes in, or in the application, enforcement, interpretation or implementation of, applicable accounting principles or laws, (C) general regulatory and industry changes, (D) a flood, hurricane, earthquake or other natural disaster or act of God or (E) the announcement, pendency or completion of the Acquisition or the other transactions contemplated by this Agreement or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with the Buyer, or the communication by the Buyer of its plans or intentions with respect to the Company or; and provided further that, with respect to a matter described in any of the foregoing clauses (A), (B), (C) or (D), such matter shall only be excluded so long as such matter does not have a materially disproportionate effect on the Buyer relative to other comparable entities operating in the industry in which the Buyer operates. .

By-laws means the by-laws of the Company and of each of the Current Subsidiaries as publicly available on the date hereof.

Carry Over Amount shall have the meaning under Article 9.3(iii) of this Agreement.

Casaletto Plant Disposal means the transfer of the assets and liabilities relating to the Company’s Plant in Casaletto Lodigiano (LO), Via delle Rimembranze No. 1 to A. Menarini Industrie Farmaceutiche Riunite Spa and relevant sale and transfer agreement attached hereto as Schedule 1.1(c).

Casaletto Plant Disposal Expenses means any present or future liabilities related to the Casaletto Plant Disposal in connection to the article 9.2 and 9.3 (CIGS) of the Preliminary Agreement signed with Menarini on 14 January 2016, the articles 10.1, 10.2,10.3 and 10.4 (TAF) and article 5.1.2 (“Asset tax evaluation”) of the Preliminary Agreement, if not already settled before the Closing Date.

China Receivable means the outstanding amount related to the disposition of the Group Companies’ interest in Tianma Tianji.

Claim of Indemnity shall have the meaning under Article 9.4 of this Agreement.

Clearance means the approvals, clearances and exemptions defined under Article 11 of this Agreement.

Closing means the purchase and sale of the Shares, the payment of the Price, and, in general, the execution and exchange of all documents and the performance and consummation of all obligations, respectively required to be executed, exchanged, performed and consummated on the Closing Date pursuant to this Agreement.

Closing Accounts means the consolidated financial statements of the Group Companies as at the close of business on the Closing Date consolidating the accounts of the Group Companies, comprising the balance sheet as at that date and the income statement for the period then ended, to be prepared in accordance with the Accounting Principles applied on a consistent basis and reviewed pursuant to Article 6 of this Agreement.

Closing Certificate means a certificate prepared at the Seller’s expense setting forth the Seller’s good faith estimates of the amount of Closing Date Net Financial Position, Closing Date Working Capital, Closing Date Debt Like Items and the Closing Date Transaction Costs, together with calculations of the Provisional Price, together with such schedules and data with respect to the determination of the foregoing estimates as is reasonably necessary to support such amounts included in the Closing Certificate.

Closing Date means (x) the latest of (i) July 31, 2016; (ii) the last Business Day of the month in which all conditions precedent set forth in Article 4 of  this Agreement have been duly satisfied or waived; (iii) the last Business Day of the month in which the last day of the Marketing Period occurred; (iv) the last Business Day of the month in which the Clearance provided in Article 11 shall have been obtained; or (y) such other date as the Parties may agree in writing.  Notwithstanding the foregoing requirement that the Closing Date fall on the final Business Day of a month, if all of the conditions otherwise required by clauses (ii), (iii) and (iv) are satisfied or waived, the Closing Date may occur, at Buyer’s election, on a date that is the prior to the last Business Day of the applicable month; provided that such date will be no less than 5 Business Days following the last day on which such conditions are so satisfied or waived.

Closing Date Debt Like Items means the Debt Like Items calculated as at the Closing Date.

Closing Date Net Financial Position means the consolidated net financial position of the Group Companies at the Closing Date as resulting from the Closing Accounts, to be prepared by Buyer utilizing the Schedule set out under the definition of Net Financial Position.

Closing Date Transaction Costs means, without duplication with respect to any other provision of this Agreement, to the extent unpaid as of Closing and required to be paid by or on behalf of a Group Company, (a) any transaction, change of control, severance, or similar bonuses to employees, consultants or contractors of any Group Company, payable in connection with the consummation of the transactions contemplated hereby (b) third party fees, costs and expenses incurred or expected to be incurred by the Group Companies and not paid at Closing (or for which the Group Companies will be responsible) in connection with the preparation, negotiation, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including any commission, fees and expenses of investment bankers, accountants, brokers, legal counsel, financial advisors, consultants or other advisors), whether or not invoiced or billed prior to the Closing, and whether incurred on behalf of the Group Companies, and (c) costs and expenses incurred or expected to be incurred in connection with obtaining any third-party consents required for the Group Companies hereunder and (d) any Costs and expenses (including, without limitation, notarial fees and cost and Taxes) incurred or expected to be incurred and not paid at Closing in connection with (i) the repayment of the Banks Pool Loan, (ii) the obtaining of the cancellation of Banks Pool Pledges and Banks Pool Other Securities. The Parties agree that any Costs and expenses related to the Financing, are expressly excluded from this definition and shall not be deducted from the Purchase Price.

Closing Date Net Working Capital means the Net Working Capital at the Closing Date as resulting from the Closing Accounts.

Code means the Italian Civil Code.

Collar Ceiling means Agreed Net Working Capital plus 1.000.000,00 €.

Collar Floor means Agreed Net Working Capital minus 1.000.000,00 €.

Company means Prime European Therapeuticals S.p.A. - Euticals S.p.A., as more fully identified in Recital (a) of this Agreement.

Company Acquisition Expenses shall mean any payables by the Company (not the Seller) that would be deemed Closing Date Transaction Costs but for the fact that such amounts have been paid by the Company prior to the Closing, on an after-Tax basis.

Company Closing Statement shall have the meaning under Article 6.1 of this Agreement.

Company Intellectual Property Rights means all Intellectual Property Rights owned by the Group Companies or used or held for use by the Group Companies in the Business or in connection with products.

Company Material Adverse Effect means any event that, individually or in the aggregate with all other events, has or would reasonably be expected to have (i) a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of the Group Companies on a consolidated basis, or (ii) an effect that would prevent, materially delay or materially impair the Company’s or the Seller’s ability to consummate the Acquisition; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a Company Material Adverse Effect: any event attributable to (A) changes in the economy, (B) changes or proposed changes in, or in the application, enforcement, interpretation or implementation of, applicable accounting principles or laws, (C) general regulatory and industry changes, (D) a flood, hurricane, earthquake or other natural disaster or act of God or (E) the announcement, pendency or completion of the Acquisition or the other transactions contemplated by this Agreement or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with any of the Group Companies, or the communication by the Company or Seller of its plans or intentions with respect to the Buyer or; and provided further that, with respect to a matter described in any of the foregoing clauses (A), (B), (C) or (D), such matter shall only be excluded so long as such matter does not have a materially disproportionate effect on the Group Companies relative to other comparable entities operating in the industry in which the Group Companies operates.

Computershare shall have the meaning under Article 2.3 of this Agreement.

Confidential Information shall have the meaning under Article 13.1 of this Agreement.

Contingent Workers shall have the meaning under clause 17.1 of the Warranties.

Current Subsidiaries means the following:

a)	Chorisis S.r.l., with offices at Via Cardinal Ferrari No. 6, Mariano Comense (CO), Italy, Italian Tax Code 01648330130, corporate capital € 30.600,00 represented by quotas (Chorisis Quota);

b)	Euticals GMBH, with offices at INdustriepark Hoechst, Gebaude D 569, 65926 Frankfurt/Main, Germany, registered with the commercial register of the local court of Franckufurt/Main under HRB 77507, corporate capital 25.000,00 € (GMBH Share);

c)	Eutical Sas, with offices at Zone Industrielle de Laville - 47240 Bon Encontre, France, registered with the Trade and Companies Register of Agen under number 490 756 038, corporate capital € 6,380,749.00 (SAS Share); and

d)	Euticals Inc., with offices at 2460 W Bennett St, Springfield, MO 65807, U.S.A., American Tax Code D-U-N-S 07-712-0223, (INC Share).

Cut-Off Date shall have the meaning under Article 9.6 of this Agreement.

Debt Like Items means the items listed under Schedule 1.1(d).

D&O Policy shall mean the insurance policy No. 82177741 issued for the benefit of, inter alia, directors, officers and other corporate bodies’ members with effect as from January 1st, 2016 between the Company and Chubb Insurance Company of Europe SE.

Direct Claim shall have the meaning under Article 9.4 of this Agreement.

DURC means “Documento Unico Continuità Retributiva” (single insurance contribution payment certificate) issued by INAIL and INPS.

Due Diligence means the due diligence activity carried out by the Buyer upon the data and information relating to the Group Companies made available by the Buyer in a Virtual Data Room.

Due Diligence Documents shall have meaning under Article 7.3 of this Agreement.

Employees shall have the meaning under clause 17.1 of the Warranties.

Employee Schedule shall have the meaning under clause 17.1 of the Warranties.

Employment Agreement GF means the current employment agreement of Mrs. Gabriella Fabotti CFO of Company, dated as of June 4, 2012 (as amended).

Employment Agreement MF means the current directorship agreement by and between Ms. Margalit Fine and Seller and Company, dated as of February 28, 2014 (as amended).

Employment Agreement TP means the current employment agreement of Mrs. Teresa Pallotta of Company, dated as of July 9, 2013 (as amended).

Employment Integration Agreement GF means the Employment Agreement GF as integrated or amended.

Employment Integration Agreement MF means the Employment Agreement MF as integrated or amended.

Employment Integration Agreement TP means the Employment Agreement TP as integrated or amended.

ENASARCO means Ente Nazionale di Assistenza per gli Agenti e i Rappresentanti di Commercio.

Encumbrances means any pledges, mortgages, deeds of trust, hypothecations, claims, charges, conditional sale agreements or arrangements, security interests, adverse claims of ownership or use, restrictions on transfer (such as a right of first refusal or other similar right) or other restrictions, defects of title, servitudes, options, puts or calls rights, rights of first offer, adverse claims or rights, third party rights of any nature, privileges (including tax privileges), liens or other encumbrances or charges, usufructs or restrictions deriving from the law, or any contracts, agreements or acts of a judicial authority.

Environmental and Health and Safety Laws means all statutes, laws (including common law), rules, regulations, ordinances or agreements with judicial authority concerning environmental, health and safety, or risk prevention matters applicable in any relevant jurisdictions to the Group Companies.

Escrow Agent means Cordusio Fiduciaria S.p.A. with registered office at Via Dante no 4, Milan or, in the event of its non-acceptance or its subsequent waiver of its appointment pursuant to this Agreement, another escrow agent nationally recognized within the United States and Italy which shall be designated by Buyer and reasonably acceptable to the Seller (or as may otherwise be designated in accordance with the terms of the Escrow Agreement).

Escrow Agreement means the agreement in the form of Schedule 1.1(e) to be executed and delivered by the Parties and the Escrow Agent on Closing as provided in Article 5.

Escrow Account means a separate account maintained by the Escrow Agent that holds the Escrow Amount as a trust fund for the purpose of the Price Adjustment and the indemnification in accordance with Article 9.

Escrow Amount means 10.000.000,00 €.

Estimated Debt Like Items shall have the meaning under Article 6.1 of this Agreement.

Estimated Net Financial Position means the estimated Net Financial Position at Closing as provided for by the Seller.

Estimated Net Financial Position Adjustment means the difference between the Estimated Net Financial Position and the Last Account Financial Provision.

Estimated Net Working Capital means the estimated Net Working Capital at Closing as provided for by the Seller.

Estimated Transaction Costs shall have the meaning under Article 6.1 of this Agreement.

Euro or € means euro, i.e. the lawful currency adopted by certain member states of the European Union.

Excess Shares shall have the meaning under Article 5.2 of this Agreement.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Factor A shall have the meaning under Article 6 of this Agreement.

Factor B shall have the meaning under Article 6 of this Agreement.

Factor C shall have the meaning under Article 6 of this Agreement.

Factor D shall have the meaning under Article 6 of this Agreement.

FCPA shall have the meaning under clause 29(a) of the Warranties.

FMEF Authorization shall have the meaning under Article 2.5(b) of this Agreement.

Financing means any and all bank debt financings by the Buyer and/or their respective subsidiaries, including without limitation one or more term loan facilities and a revolving credit facility, for the purpose of (i) financing the payment of the Price and (ii) any repayment or refinancing of Indebtedness contemplated by this Agreement.

Financing Sources means any lenders, arrangers and agents and any other Persons that have committed to provide or have otherwise entered into agreements in connection with providing the Financing, including any joinder agreements or credit agreements entered into pursuant thereto and their respective successors and permitted assigns.

Fundamental Warranties shall have the meaning under Article 9.3(ii)(1) of this Agreement.

Group Company means the Company and the Current Subsidiaries and collectively Group Companies.

Hazardous Material means any substance or element the use, discharge, disposal or treatment of which is regulated by Environmental and Health and Safety Laws or any dangerous substances, including pollutants, contaminants, toxic substances, hazardous and special wastes, or any toxic, radioactive, ignitable, corrosive, reactive substance, or any oils, asbestos and asbestos products, petroleum and petroleum products, hazardous materials, chemicals and goods and any other materials which may be harmful to human health or the environment.

Hedging Contracts refers to the outstanding foreign exchange hedging contracts and arrangements of the Group Companies.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

INPS Payable shall mean the residual portion of payables to social contribution institution (INPS) subject to the agreement between the Company and INPS signed on December 16, 2014 at Closing (which amount was 895.000,00 € at December 31, 2015).

IFRS means the international accounting standards and related interpretation documents, as from time to time amended, prepared by the International Accounting Standards Board (I.A.S.B.) and adopted in compliance with the procedure of article 6 of the EU Regulation 19 July 2002 no. 1606/2002 of the European Parliament and of the European Council, generally referred to as IFRS.

INAIL means “Istituto Nazionale per L’Assicurazione contro gli Infortuni sul Lavoro”

Indebtedness with respect to any Person, means, at any time without duplication: (i) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits or advances of any kind; (ii) all obligations of such Person for the deferred purchase price of property, goods or services and all contingent payment obligations for the purchase of property, goods or services (excluding obligations of such person to creditors of raw materials, inventory, services and supplies incurred in the ordinary course of business) or earn out obligations; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all liabilities in respect of mandatorily redeemable capital stock, shares or securities convertible into capital stock or shares; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, performance bond, banker’s acceptance, guarantee or similar credit transaction (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (B) standby letters of credit relating to workers compensation insurance and (C) surety bonds and customs bonds used in the ordinary course of business); (v) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (vi) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vii) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person; (viii) all obligations of such Person under leases required to be capitalized in accordance with IFRS, U.S. GAAP or other local Accounting Principles, as applicable, as consistently applied by such Person; (ix) all interest, fees and other expenses owed with respect to any indebtedness referred to above, including any prepayment fees or other fees, costs or expenses associated with payment of any such indebtedness; (x) any liabilities for statutory termination or retirement indemnities (as determined in accordance with IFRS or U.S. GAAP, or other local Accounting Principles as applicable) accruing prior to the Closing; (xi) any dividends irrevocably declared and payable; and (xii) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or for which such Person is liable, directly or indirectly, as obligor, guarantor, surety or otherwise or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, that in all cases, “Indebtedness” shall not include any item that is included in Closing Date Working Capital or Closing Date Net Financial Position or Closing Date Debt Like Items.

Indemnified Parties shall have the meaning under Article 9.1 of this Agreement.

Indemnifying Parties shall have the meaning under Article 9.1 of this Agreement.

INPS means Istituto Nazionale della Previdenza Sociale.

INPS Repayment Plan means the repayment plan agreed upon by the Company and INPS attached herein as Schedule 1.1(f).

Intellectual Property Rights means (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, Patents); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, Marks); (C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (Copyrights); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (Trade Secrets); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing and (F) any and all other intellectual property right owned by the third parties and used under license by the Group Companies.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

Inventory means the inventory of the Company on a consolidated basis (including raw materials, semi-finished goods, work in progress finished goods, packaging and goods in transit) after deducting adequate provisions for obsolete or slow moving/no moving items, calculated consistently with the criteria in the Last Accounts.

Key Employees means Gabriella Fabotti, Margalit Fine and Teresa Pallotta;

Last Account Net Financial Position means the Net Financial Position as calculated as of the Last Accounts Date.

Last Accounts means in relation to any of the Group Companies the audited approved definitive Accounts of such company and the consolidated accounts of the Company in respect of its financial year ended on the Last Accounts Date and herein as Schedule 1.1(g).

Last Accounts Date means 31 December 2015.

Loss means any loss, damage, cost, fine, penalty, expense of any kind (including reasonable attorneys and consultants fees and expenses) or other damage including for sake of clarity those of Tax nature, actually borne or suffered, which is the direct and immediate consequence of the breach of an obligation, representation or warranty, pursuant to article 1223 of the Italian Civil Code.

Marketing Period means a period (i) of fifteen (15) consecutive Business Days commencing on the date following the date on which the Buyer shall have received the Required Information (provided that, such marketing period shall (a) exclude July 4, 2016 (however, for the avoidance of doubt, the occurrence of July 4, 2016 shall not commence a new fifteen (15) consecutive Business Day period and (b) have ended on or prior to August 19, 2016) and (ii) throughout which nothing has occurred and no condition exists that would cause any of the conditions precedent set forth in Article 4 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such period; provided, however, that (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such period, (1) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial statements included in clause (i)(a) of the definition of Required Information, unless and until a new unqualified audit opinion is issued with respect to such financial statements described in clause (i)(a) of the definition of Required Information for the applicable periods by the Company’s auditor or another independent public accounting firm of recognized national standing or (2) the Company shall have determined that it must restate in a material manner any financial statements included in the Required Information, unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined and announced that no such restatement is required in accordance with the Accounting Principles, and (z) the Marketing Period in any event shall end on any earlier date on which all of the Financing has funded; provided, however, that if Seller in good faith reasonably believes that it has delivered to Buyer the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed the delivery requirement), in which case the Marketing Period shall be deemed to have commenced on the date of the applicable notice, unless Buyer in good faith reasonably believes that Seller has not delivered the Required Information and, within three (3) Business Days after receipt of such notice from Seller delivers a written notice to Seller to that effect (stating with specificity the Required Information that has not been delivered).

Material Contracts shall have the meaning under clause 20.4 of the Warranties.

NASDAQ means the NASDAQ Global Select Market.

Net Financial Position shall mean the net financial position of the Company on a consolidated basis, to be prepared on the basis and in accordance with Schedule 1.1(h).

Net Income Tax Payables shall mean all Taxes related to income tax liabilities (for example, for Italy: IRES and IRAP) of the Group Companies referred to prior year and to the accruals of the current year, net of any Tax advances paid in relation to such income Tax liabilities.

Net Working Capital shall mean the net working capital of the Company on a consolidated basis, to be calculated as the algebraic sum of the Trade Receivables minus Trade Payables plus Inventory excluding Overdue Trade Payables and Overdue Trade Receivables.

New Collective Bargaining Agreements: means the new collective bargaining agreements for employees and managers of Group Companies entered into in March 2016.

New York Convention shall have the meaning under Article 15.2(b) of this Agreement.

OFAC shall have the meaning under clause 28.2 of the Warranties.

Official shall have the meaning under clause 29(a) of the Warranties.

Overdue Trade Payables means any Trade Payables that, at the Closing Date, remain unpaid sixty (60) days from such payable’s respective remittance date.

Overdue Trade Receivables means any Trade Receivables that, at the Closing Date, are overdue between sixty (60) and three hundred and sixty (360) days.

Overdue Trade Receipts means those amounts actually received in remittance of the Overdue Trade Receivables.

PA Document shall have the meaning under Article 6.3 of this Agreement.

Parties means, collectively, the Buyer and the Seller and Party shall be construed accordingly.

Permits means the permits, licenses, certificates, orders, consents, consent decrees, authorizations, franchises and other approvals or certifications from, or required by, any governmental, quasi-governmental, self-regulating authority or other authority or agency in any jurisdiction that are currently required to operate the Business.

Person means any individual, company, partnership, firm, association, unincorporated organization or other entity.

Price means the Provisional Price as adjusted pursuant to Article 6 of this Agreement.

Provisional Price means the aggregate of:

(1) 163,613,475.00 € (Cash) (a) minus Estimated Transaction Costs, (b) minus Last Account Net Financial Position equal to 67,949,000.00 €, (c) minus Estimated Net Financial Position Adjustment (which may be a negative number), (d) plus Agreed Net Working Capital Adjustment (which may be a negative number), and (e) minus Estimated Debt Like Items;

(2) no 7,051,295 shares of AMRI common stock corresponding to an agreed value of 96,386,525.00 € calculated based on the Signing Stock Value and to be issued by AMRI at Closing (Consideration Shares);

(3) promissory note “A” for an overall amount equal to 24.000.000,00 € to be issued by the Buyer pursuant to the provisions, terms and conditions set forth in Schedule 1.1(j) of this Agreement (Promissory Note A) to be delivered to Seller at Closing; and

(4) promissory note “B” for an overall amount equal to 31.000.000,00 € to be issued by the Buyer pursuant to the provisions, terms and conditions set forth in Schedule 1.1(k) of this Agreement (Promissory Note B) to be delivered to Seller at Closing.

Price Adjustment shall have the meaning under Article 6 of this Agreement.

Promissory Note C shall mean the promissory note “C” to be issued by the Buyer pursuant to the provisions, terms and conditions set forth in Promissory Note B (Promissory Note A, Promissory Note B and Promissory Note C together the Promissory Notes).

Properties shall have the meaning under clause 15.1 of the Warranties.

Proposal shall have the meaning under Article 3.2 of this Agreement.

PSF Refund shall mean the residual portion of any Tax refund related to Polichimica Sap Farmaceutici SpA agreed by the Commissione Tributaria Provinciale at Closing (which amount was 83.000,00 € at December 31, 2015).

REACH shall have the meaning under Article 23.8 of this Agreement.

Real Properties shall have the meaning under clause 15.4 of the Warranties.

Registered Rights means, in relation to any jurisdiction, any Intellectual Property Rights which are the subject of registration (or application for registration) with any competent authority in that jurisdiction.

Registration Rights Agreement means the registration rights and lock-up agreement executed by and between the Seller and the Buyer on the date hereof, a copy of which is attached to this Agreement under Schedule 1.1(l).

Relevant Benefits shall have the meaning under clause 17.19 of the Warranties.

Representatives shall have the meaning under Article 3.2 of this Agreement.

Required Information means (i) (a) audited financial statements of the Group Companies covering fiscal years ended December 31, 2015, 2014 and 2013 and any fiscal years thereafter ended at least one hundred twenty (120) days prior to the Closing Date and (b) unaudited financial statements for any quarterly interim fiscal period or periods of the Group Companies ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above and at least forty-five (45) days prior to the Closing Date, and (ii) such other information regarding the Group Companies and their business customarily required in connection with financings similar to the Financing, including information to be used in the preparation of an offering memorandum or prospectus regarding the business, operations, financial projections and prospects of the Group Companies and the business customary for financings similar to the Financing.

Revised Cap shall have the meaning under Article 9.3(iii) of this Agreement.

Rules shall have the meaning under Article 15.2(a) of this Agreement.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Seller means Lauro Cinquantasette S.p.A., as more fully identified in the introductory part of this Agreement.

Sellers’ Schemes shall have the meaning under clause 17.19 of the Warranties.

Seller’s Shareholders means the Seller’s shareholders listed on Schedule 1.1(m).

Seller’s Shareholders Letter Agreement means the letter attached hereto as Schedule 1.1(n) to be signed by each of the Seller’s Shareholders.

Seller’s Shareholder Loan means the shareholder loan dated April 3, 2012 granted by Seller to Company attached to this Agreement as Schedule 1.1(o).

Shares means, collectively, No. 65.852.365 ordinary shares of the Company having a par value of 0,62 € each and representing 100% of the share capital of the Company.

Signing Stock Value means 13,6693 €.

Stockholders Agreement means the stockholder agreement to be executed by the Seller and the Buyer and the other parties named therein on the Closing Date, a copy of which is attached to this Agreement under Schedule 1.1(p).

Subsidiary means, with respect to any Person, a company, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlled by or under common control with such Person, it being understood that, for purposes of this definition, control shall be determined in accordance with Article 2359, paragraph 1, no. 1 of the Code.

Subscription Agreement means the agreement executed by and between the Seller and the Buyer on the date hereof, a copy of which is attached to this Agreement under Schedule 1.1(q).

Taxes means any Italian or other jurisdiction taxes or similar charges, including corporate or business taxes (including in relation to the Group Companies having their registered office in Italy, the Imposta Regionale sulle Attività Produttive - IRAP), capital gain taxes, Tobin Tax, Italian Register Tax on the Promissory Notes, franchise taxes, profits taxes, unemployment taxes, health insurance taxes, excise taxes, securities taxes, severance taxes, disability taxes, production taxes, occupancy taxes, levy, assessment, value added taxes, stamp duties and registration and similar taxes, net asset taxes, capital taxes, real estate and real estate transfer taxes, taxes to be withheld, including penalties, interest, fines, or other additions to Tax and Tax shall be construed accordingly.

Tax Audits shall have the meaning under Article 10.7 of this Agreement.

Tax Measures shall have the meaning under Article 10.7 of this Agreement.

Tax Proceedings shall have the meaning under Article 10.9 of this Agreement.

Tax Representatives shall have the meaning under Article 10.9 of this Agreement.

Termination Date shall have the meaning under Article 2.6 of this Agreement.

Trade Payables shall mean suppliers accounts payable of the Group Companies (including invoices to be received, and credit notes to be received), determined consistently with the criteria applied in the Last Account financial statement.

Trade Receivables shall mean any receivables related to commercial transactions of the core business of the Group Companies (including invoices and credit notes to be issued), net of any adequate bad debt provisions, determined consistently with the criteria applied in the Last Account financial statement.

Transaction Documents means the Subscription Agreement, the Stockholders Agreement and the Registration Rights Agreement.

UKBA shall have the meaning under clause 29(a) of the Warranties.

U.S. GAAP means United States generally accepted accounting principles.

Virtual Data Room means the virtual data room containing data and information on the Group Companies organized by Merrill Corporation for the purpose of the Due Diligence.

Warranties shall have the meaning under Article 7.1 of this Agreement and Warranty shall be construed accordingly.

1.2          Any statement qualified by the expression to the best knowledge of the Seller or so far as the Seller is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Seller, the Seller’s Shareholders and the Board of Directors of the Group Companies.

1.3          The headings of the Articles of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4.         The definitions set forth or referred to in Article 1 shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall not be deemed to be terms of limitation, but rather shall be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including the Schedules thereto) in its entirety and not to any part thereof, unless the context otherwise requires.

ARTICLE 2 – PURCHASE AND SALE OF THE SHARES; TERMINATION

2.1          Upon the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller all of the Seller’s rights, titles and interests in and to all the Shares free and clear of all Encumbrances against the payment of the Price (the Acquisition).

2.2         Without prejudice to Article 6 of this Agreement, on the Closing Date in accordance with Article 5.2 the Buyer shall pay to the Seller the Provisional Price.

2.3         The payment of the Provisional Price shall be made as follows:

(a)	as to Cash (net of the Escrow Amount), in immediately available funds by wire transfer to the bank account to be designated by the Seller at least five (5) Business Days prior to the Closing Date;

(b)	as to Consideration Shares, in accordance with the terms and conditions of the Subscription Agreement, subject to the adjustment set forth in Article 5.2; and

(c)	as to the Promissory Notes, the Buyer shall deliver to the Seller the Promissory Note A and the Promissory Note B.

2.4         The Buyer may designate one Subsidiary to purchase all or part of the Shares, provided that such designation is made in accordance with the following provisions:

(a)	anything in Article 1403 of the Code to the contrary notwithstanding, each designation will be sufficiently made if notified in writing to the Seller together with the written acceptance of the Subsidiary so designated,

(b)	any designation pursuant hereto may be notified to the Seller (under penalty of forfeiture) not later than the Closing Date;

(c)	each designee will be and shall remain (for so long as the Shares are held by it) a Subsidiary of the Buyer;

(d)	the Buyer and the designated Subsidiary shall remain jointly and severally liable vis-à-vis the Seller for any obligation or liability under this Agreement;

(e)	the Buyer shall no longer be entitled to any of the rights and actions under this Agreement in case the designated Subsidiary ceases to be a Subsidiary of the Buyer; and

(f)	each designated Subsidiary will execute for acceptance this Agreement and shall become for all purposes hereof a Buyer.

2.5          Before or upon signing of this Agreement, as appropriate:

(a)	the Buyer (with the cooperation of the Company) shall have filed the necessary documentation and application (attached herein as Schedule 2.5(a)) to the French Ministry of Economy and Finance in order to obtain the authorisation according to Art. L. 151/3 (“FMEF Authorization”); and

(b)	the Seller shall have delivered to the Buyer the Seller’s Shareholders Letter Agreement duly executed by each Seller’s Shareholders.

2.6          Prior to the Closing, this Agreement may be terminated:

(a)	by mutual written consent of the Buyer and the Seller;

(b)	by the Buyer or the Seller if the Closing has not occurred on or before September 3, 2016 (Termination Date); provided, however, that (i) the Buyer shall not be entitled to terminate this Agreement pursuant to this Article 2.6(b) if the failure of the Closing to occur is due to the breach of this Agreement by the Buyer, and (ii) the Seller shall not be entitled to terminate this Agreement pursuant to this Article 2.6(b) if the failure of the Closing to occur is due to the breach of this Agreement by the Seller; provided, however, that the right to terminate this Agreement pursuant to this Article 2.6(b) shall not be made available to any Party whose breach of this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of such decree, order or action.

(c)	by the Buyer if a breach of this Agreement by the Seller, the Seller’s Shareholders or any Group Company has occurred, which breach (i) individually or in the aggregate with any other breaches by the Seller, the Seller’s Shareholders or any Group Company, would give rise to the failure of a condition set forth and for the benefit of the Buyer in Article 4 to be satisfied if the date of termination were the Closing Date, (ii) has not been waived by the Buyer, and (iii) is incapable of being cured or has not been cured prior to the first to occur of (A) 5:00 p.m. CET on the date that is 15 (fifteen) days following receipt by the Seller of written notice of such breach or (B) 5:00 p.m. CET on the date immediately preceding the Termination Date; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Article 2.6(c) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that has prevented the conditions to the Closing set forth in Article 4 from being satisfied;

(d)	by the Seller if a breach of this Agreement by the Buyer has occurred, which breach (i) individually or in the aggregate with any other breaches by the Buyer, would give rise to the failure of a condition set forth and for the benefit of the Seller in Article 4 to be satisfied if the date of termination were the Closing Date, (ii) has not been waived by the Seller, and (iii) is incapable of being cured or has not been cured prior to the first to occur of (A) 5:00 p.m. CET on the date that is 15 (fifteen) days following receipt by the Buyer of written notice of such breach or (B) 5:00 p.m. CET on the date immediately preceding the Termination Date; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Article 2.6(d) if, at the time of such termination, the Seller, any Seller’s Shareholder or any Group Company is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that has prevented the conditions to the Closing set forth in Article 4 from being satisfied; or

(e)	by the Buyer or the Seller if a governmental authority shall have issued a decree or order or taken any other action, in any case having the effect of permanently preventing, enjoining, restraining or otherwise prohibiting or making illegal the consummation of the transactions contemplated in this Agreement and such decree or order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Article 2.6(c) shall not be available to any Party whose breach of this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of such decree, order or action.

If this Agreement is terminated pursuant to this Article 2.6, all further liabilities and obligations of the Parties hereto under this Agreement shall thereupon automatically terminate, except that the provisions of Articles 2.6, 13, 14, 15 and the applicable defined terms, shall survive.

2.7          Notwithstanding anything to the contrary in this Agreement, the Buyer shall have the right of withdrawal from this Agreement pursuant to Article 1373 of the Code should any of the following occur on or prior to the Closing Date:

(1)	Banks Pool terminates the Banks Pool Loan Agreement except in the event that such termination occurs as a result of substitution of Banks Pool Loan Agreement by new financing from Buyer; or

(2)	in the event contemplated under Article 11.5. of this Agreement.

Should the Buyer intend to exercise the right of withdrawal under this Article 2.7, it shall do so by sending to the Seller a written communication in accordance with Article 14.7 of this Agreement within five (5) Business Days following the occurrence either (1) or (2) above. Should the Buyer exercise its right of withdrawal, this Agreement shall automatically terminate and the Parties shall be released in full from any and all obligations hereunder except for any obligations arising under Articles 13, 14, 15 and the applicable defined terms of this Agreement.

ARTICLE 3 - Interim Period – Certain Undertakings of the Parties

3.1          The Seller hereby covenants and agrees, also pursuant to Article 1381 of the Code, that from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date of termination of or withdrawal from this Agreement in accordance with Article 2.6 and 2.7 the Group Companies will be managed in a diligent manner, in accordance with their respective normal and ordinary course. Without prejudice to the generality of the foregoing, the Seller covenants and agrees that each of the Group Companies, during the above-mentioned period of time, shall (to the extent it is relevant in respect of each of them):

(i)	all comply with all obligations under the Permits existing at the signing date and not amend, modify, terminate or withdraw from any of the contracts currently in force and effect which are material for the Business, except for those which expire in accordance with their stated term;

(ii)	not assume any obligations or undertake expenses, duties or sale of goods in excess of a value equal to 1.000.000,00 € for each transaction or 5.000.000,00 € in the aggregate, except for the Casaletto Plant Disposal;

(iii)	not issue any options, warrants, subscription or conversion rights and not execute contracts or agreements or assume obligations of any nature under which they shall be obliged, under condition or otherwise, to issue or sell new shares or any other security which could be exchanged with or converted into the Shares or be obliged to reimburse or repurchase its own shares;

(iv)	not increase its corporate capital and not pay any dividends or make any distributions on, or repurchase or redeem any Share;

(v)	not grant financing or release guarantees in favor of any third parties, other than Subsidiaries in the ordinary course of business;

(vi)	not create liens, mortgages or other types of Encumbrances on its Real Properties;

(vii)	not (a) adopt, establish or enter into any new employee program; (b) cause or permit any existing employee program to be amended other than as required by law, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Buyer; (c) amend or conclude any agreement with an employee representative body, such as a collective bargaining agreement or works council agreement having a material effect on the business as a whole; (d) issue a termination notice to any managing directors, officers, consultants or employees or offer to conclude a termination agreement with any managing directors, officers, freelancers or employees, unless where the termination is for just cause (“giusta causa”) or justified reason (“giustificato motivo”); (e) hire new employees having a role and/or functions and /or a salary similar to the Key Employees; (f) grant, make or pay any severance, bonus or profit-sharing or similar payment to any of its Employees, Agents, officers or consultants other than those accrued under the relevant individual or collective agreements; (g) increase or modify the economic wages, commissions, bonuses or benefits payable to any of its Employees, Agents, officers or consultants, save for increases due according to the provisions of any applicable individual or collective agreement already in force and effect as of the date of signing of this Agreement; (h) mutually or unilaterally materially change any term and condition of employment or service of any managing directors, officers, consultants or employees (except as provided under the individual or collective agreements); or (i) introduce or amend any retirement benefit scheme, except as provided under the individual or collective agreements;

(viii)	not modify its accounting methods and principles;

(ix)	use its reasonable best efforts to maintain no less than its customary historic aggregate level of business development activities with suppliers, customers, landlords, employees and others having business relations with the Group Company, necessary to maintain the Group Company’s pipeline of programs;

(x)	promptly notify the Buyer of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; and (b) any legal proceeding against, relating to, involving or otherwise affecting the Group Company that is commenced or threatened against the Group Company;

(xi)	not amend the organizational documents of the Group Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by this Agreement;

(xii)	not form any new Subsidiary or acquire any equity interest or other interest in any other Person and not sell or dispose any of Chorisis Quota, GMBH Share, SAS Share and INC Share;

(xiii)	other than in the ordinary course business, not (A) lend money to any Person; (B) incur or guarantee any indebtedness for borrowed money; (C) guarantee any debt securities of others; or (D) make any capital expenditure or commitment in excess of 500.000,00 € individually or 2.000.000,00 € in the aggregate;

(xiv)	without having obtained the prior approval of the Buyer, which shall not be unreasonably withheld or delayed, (A) not make, change or revoke any material Tax election; (B) not file any amendment to any Tax return; (C) not enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business consistent with past practice with vendors, customers or landlords; not settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (D) not apply for or enter into any ruling from any Tax authority with respect to Taxes; (E) not surrender any right to claim a Tax refund; or (F) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xv)	not do anything which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(xvi)	not issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities.

3.2          From the date of signing of this Agreement and until the earlier of (i) the Closing Date and (ii) the date of termination of or withdrawal from this Agreement in accordance with Articles 2.6 and 2.7, the Seller shall not and shall cause the Group Companies not to authorize or permit any of their affiliates or Subsidiaries, or any of their respective officers, directors, members, shareholders, affiliates, employees, agents, advisors (including financial advisors, attorneys and accountants), consultants or other representatives (collectively, Representatives) to, directly or indirectly, (i) solicit, initiate or encourage any inquiry, proposal or offer (whether written or oral) relating to an Alternative Transaction (each, a Proposal), (ii) participate in or encourage any discussions or negotiations (and shall immediately cease all such discussions or negotiations) relating to, or disclose, furnish or afford access to any Person or entity any information (including either one or both of the Company’s or its Subsidiaries’ businesses, properties, books or records) in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Proposal or Alternative Transaction, or (iii) authorize, enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Proposal or Alternative Transaction. The Seller will immediately advise the Buyer of any Proposal that has been submitted (including the identity of the Person making such Proposal), directly or indirectly, to the Seller, the Group Companies, or their respective affiliates or Subsidiaries or any of their respective Representatives, will provide the Buyer with a copy of the applicable written Proposal (or, if oral, the material terms and conditions of such Proposal) and will promptly advise the Buyer of any request for disclosure or access. Alternative Transaction means, in each case, other than with or by the Buyer, (a) any direct or indirect acquisition outside the ordinary course of business consistent with past practice (in each case regardless of the form of transaction) of either (i) all or substantially all of the assets of the Company or any of its Subsidiaries or (ii) any equity interest in the Company or any of its Subsidiaries, (b) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries or any of their respective affiliates (other than with or by the Buyer) outside the ordinary course of business consistent with past practice or (c) any transaction by the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

3.3 From the date of signing of this Agreement and until the earlier of (i) the Closing Date and (ii) the date of termination of or withdrawal from this Agreement in accordance with Articles 2.6 and 2.7:

(a)         the Seller shall manage the Company and each Group Company in compliance with the provisions contained into the Banks Pool Loan Agreement, including, without limitation, the covenants contained therein;

(b) the Buyer and the Seller shall execute such instruments or documents and do such other things as are necessary, under applicable law to enable the Buyer to issue and deliver to the Seller and to enable the Seller to accept the Promissory Note A and the Promissory Note B at Closing; and

(c) subject to applicable law and applicable contractual restrictions, upon reasonable notice, the Seller shall (and shall cause the Group Companies to) permit the Buyer’s officers and Buyer’s other authorized Representatives access, during normal business hours, to its properties, books, contracts and records without interfering the ordinary course of business.

3.4          From the date of signing of this Agreement and up to the Closing:

(a)	all outstanding stock options, warrants and other rights to acquire the Company’s (and/or any Group Company’s) capital stock and all outstanding stock appreciation rights and other equity incentive interests will be exercised and/or cancelled, if so agreed by the Parties; and

(b)	the Company’s (and/or any Group Company’s) option plans, stock appreciation rights plans and other equity incentives plans shall be terminated and cancelled if so agreed by the Parties provided, however, that the Buyer will not assume any options, warrants or other convertible or derivative securities of the Company (and/or of any Group Company) at the Closing Date (in case whether or not vested or exercisable).

3.5          From the date of signing of this Agreement and until the earlier of (i) the Closing Date and (ii) the date of termination of or withdrawal from this Agreement in accordance with Articles 2.6 and 2.7, the Seller shall (and it procures that each Group Company shall) use their respective reasonable best efforts, and shall use its reasonable best efforts to cause the respective senior management, Representatives to, as far as legally permissible, to provide to the Buyer such cooperation as is reasonably requested by Buyer in connection with the arrangement and consummation of the Financing, provided that such requested cooperation is legally permissible and does not unreasonably interfere with the ongoing operations of any Group Company, including taking the following actions:

(a)	furnishing Buyer as promptly as reasonably practicable following the delivery of a request therefor by the Buyer such financial and other information regarding the Group Companies as is customarily required in connection with the execution of financings of a type similar to the Financing, including, for the avoidance of doubt, the Required Information;

(b)	make appropriate senior officers reasonably available for participation at reasonable times in a reasonable number of (1) meetings with prospective lenders at such times and in such places as mutually agreed (including one general bank meeting and a reasonable number of one on one meetings), (2) drafting sessions, (3) meetings with ratings agencies and (4) due diligence sessions;

(d)	request accountants of the Group Companies to participate in due diligence sessions;

(e)	provide reasonable assistance in the preparation of offering documents and bank information memoranda (including a bank information memorandum that does not include material non-public information), private placement memoranda, rating agency presentations, prospectuses, prospectus supplements and any similar documents used in connection with the syndication and marketing of the Financing; and

(f)	at least five (5) days prior to the Closing Date (to the extent requested from the Company at least ten (10) Business Days prior to the Closing Date), provide all documentation and other information about the Group Companies as is reasonably requested by the Financing Sources with respect to applicable "know your customer" and anti-money laundering rules and regulations.

The foregoing notwithstanding, (A) no Group Company, nor any Persons who are directors of a Group Company, shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument, or agreement that is effective prior to the Closing Date or that is prohibited by applicable law (other than, to the extent not prohibited by applicable law, customary authorization letters or customary representation letters to auditors) or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing Date, (B) no obligation of a Group Company undertaken pursuant to the foregoing shall be effective until the Closing Date and (C) no Group Company shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer in connection with the Financing. Nothing contained in this Article 3.5 shall require any Group Company, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Buyer shall promptly reimburse the Seller or the Group Companies for all reasonable and documented out-of-pocket costs and expenses, including all reasonable and documented out-of-pocket fees and expenses of counsel, accountants and other advisors, incurred by any such Persons in connection with the cooperation contemplated by this Article 3.5 (to the extent not otherwise expressly required by this Agreement) and shall indemnify and hold harmless such Persons from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Buyer pursuant to this Article 3.5 and any information utilized in connection therewith (other than information provided by the Seller or the Group Companies).

Seller hereby consents to the use of the Group Companies’ logos in connection with the information package prepared for the Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Group Companies or the reputation or goodwill of any of them.

3.6          The Seller shall procure that promptly after the signing of this Agreement and in any event not later than May 15, 2016, the Company and each of the Current Subsidiaries have approved the Last Accounts to the extent they have not been approved prior to the date hereof.

3.7          The Seller’s Shareholder Loan shall be reimbursed by the Company on or prior to the Closing.

3.8          The Seller shall procure that within five (5) Business Days from the date of signing of this Agreement the Company sends a letter, satisfactory to the Buyer, to the Banks Pool in order to inform them of the transaction object of this Agreement and request them: (i) to confirm the amount due should the repayment in full occur on a specified date and agree to update such information within two (2) Business Days from the relevant request, should the Company subsequently envisage a different repayment date; and (ii) confirm that upon the repayment in full in cash of all amount due under the Banks Pool Loan Agreement, provided that no event of default has occurred and is continuing and subject to the delivery by the Company on the repayment date of the documents listed in Annex 3.8 hereto, the Banks Pool will promptly (a) confirm the termination of the equity contribution agreement entered into in relation to the Banks Pool Loan, (b) release on the repayment date all Banks Pool Pledges and Banks Pool Other Securities and (c) put in place such formalities which are necessary to give effect to (a) and (b) above.

3.9          The Seller shall negotiate ahead of Closing with the Banks Pool the drafts of the documents and formalities to be entered into on the Closing Date to implement the release of all the securities granted in connection with the Banks Pool Loan. Should the Banks Pool request any information of or declaration from the Buyer in connection to or as a consequence of the modalities chosen by the Buyer to repay the Banks Pool Loan (i.e. repayment made by the Buyer in the name and on behalf of the Company) the Buyer shall provide such information or declaration without delay.

3.10         The Buyer shall use its best efforts to arrange and consummate the Financing on the terms and conditions described in the executed commitment letter delivered to the Seller on the date hereof (the Commitment Letter), including using its best efforts to (A) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (B) enter into definitive agreements with respect thereto on substantially the terms and conditions contemplated by the Commitment Letter (giving effect to the flex provisions in the fee letter referenced therein); and (C) consummate the Financing at or prior to Closing.

3.11         On the date hereof, but in any event prior to Closing, the Employment Integration Agreement MF the Employment Integration Agreement GF and the Employment Integration Agreement TP shall have been entered into with effect from and subject to the Closing Date, provided that the Seller shall procure that, prior to Closing, the Employment Agreement MF, the Employment Agreement GF and the Employment Agreement TP have been duly terminated in accordance with their terms and with the applicable labour provision, including, without limitation, the signature in front of the qualified labour Unions offices.

3.12 The Parties agree to use commercially reasonable efforts to extinguish the Hedging Contracts, the cost of which shall be borne by the Seller.

ARTICLE 4 - CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS TO Close

Without prejudice, and in addition, to the provisions set forth under Article 11 (Antitrust Clearance) of this Agreement, it is expressly agreed that the obligation of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Parties on or prior the Closing Date of each of the following conditions precedent, as follows:

4.1          For the benefit of the Buyer: Since the date of this Agreement, no Company Material Adverse Effect shall have occurred, and no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

4.2          For the benefit of the Seller: Since the date of this Agreement, no Buyer Material Adverse Effect shall have occurred, and no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

4.3          For the benefit of the Buyer and the Seller: any and all consents, approvals and waivers from governmental authorities (including, without limitation, the FMEF Authorization) and other parties necessary to permit the Seller, the Buyer and the Group Companies to consummate the transactions contemplated hereby.

4.4          For the benefit of the Buyer and the Seller: no suit, action, investigation, inquiry or other proceeding by any governmental or regulatory authority or other person shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated hereby and by the Registration Rights Agreement, Stockholders Agreement and Subscription Agreement, (ii) could reasonably be expected to have material adverse effect on the Buyer or the Group Companies (taken as a whole), or (iii) could reasonably be expected to cause any of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Stockholders Agreement or the Subscription Agreement to be rescinded following consummation or for such consummation to be materially delayed.

4.5          The Seller shall have delivered to the Buyer a letter by the Banks Pool containing the confirmation requested under point (iv) of Clause 3.8.

4.6          For the benefit of the Buyer: the Banks Pool shall have delivered to the Company at least five (5) Business Days prior to the Closing Date (and the Seller shall give a copy of it to the Buyer) a letter setting out the total aggregate amount due to prepay in full the Banks Pool Loan on the date fixed as Closing Date and the confirmation that simultaneously with the prepayment in full of the Banks Pool Loan, the Banks shall issue the Banks Pool Release of Pledges and Other Securities.

4.7          The Seller shall have used its best efforts in order to deliver to the Buyer change of control waivers from the entities and contracts set forth in Schedule 4.7(a).

4.7(bis) The failure by the Company to obtain the waiver of the change of control clauses from the entities and contracts set forth in Schedule 4.7(bis).

4.8 For the benefit of the Buyer: the Employment Agreement MF, the Employment Agreement TP and the Employment Agreement GF shall have not been terminated by the Company unless as a result of the execution of the Employment Integration Agreement MF, Employment Integration Agreement TP and Employment Integration Agreement GF, as the case may be.

4.9          The Seller shall have delivered to Buyer the DURC marked “positive” relating to the Company updated as of the twentieth (20th) Business Day prior to Closing and the Seller shall deliver to Buyer (in a form satisfactory to the Buyer) evidence that all debt installments due by the Company to INPS under the INPS Repayment Plan to be paid on or before the Closing Date have been fully paid.

4.10         For the benefit of the Buyer: the Seller shall have delivered to the Buyer evidence of the subscription by the Company of a run off coverage extension of the D&O Policy for an additional period of six (6) years from the Closing.

4.11         For the benefit of the Buyer: the Seller shall have delivered to the Buyer the Estimated Debt Like Items and the Company Closing Statement at least five (5) Business days prior to the Closing.

4.12         For the benefit of the Buyer: the Marketing Period shall have ended.

ARTICLE 5 - THE CLOSING

5.1          The Closing shall take place at 9.00 a.m. local time of the Closing Date at the offices of Filippo Zabban, Notary Public in Milan, at Via Metastasio no 5, or at such other place, date and/or time as the Parties may hereafter determine by mutual written agreement.

5.2          In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement, at the Closing:

(i)	the Buyer shall:

(a)	procure the repayment of all amounts due under the Banks Pool Loan Agreement (including accrued interest and any breakage costs if due);

(b)	pay or cause to be paid to the Seller the Provisional Price as follows:

(1)	as to Cash, the amount set forth in the Closing Certificate in immediately available funds by wire transfer to the bank account to be designated by the Seller at least five (5) Business Days prior to the Closing Date, provided that the Escrow Amount shall be deposited into the Escrow Account, in accordance with the Escrow Agreement;

(2)	as to Consideration Shares, the Buyer shall issue the Consideration Shares in accordance with the Subscription Agreement, subject to the adjustment below and, if applicable, in the Subscription Agreement; notwithstanding anything to the contrary contained in this Agreement, in no event will the Buyer issue Consideration Shares representing more than 19.75% of the outstanding shares of the Buyer common stock as of immediately prior to the Closing (as calculated pursuant to Rule 5635(d) of the Listing Rules of the NASDAQ) (or to issue any securities in any amounts as would require a vote of the Buyer’s stockholders in connection with such issuance. Such number of shares, if any, that, if issued, would exceed such threshold to require a vote of the Buyer’s stockholders are referred to as Excess Shares. The number of the Consideration Shares to be issued at Closing shall be reduced by the number of Excess Shares and the Cash component shall be increased by the product of the Excess Shares and the Signing Stock Value; and

(3)	as to Promissory Notes, the Buyer shall deliver to the Seller the Promissory A and the Promissory Note B.

(c)	pay or cause to be paid by the appropriate entities or persons and in the appropriate manner, any stamp, transfer or similar Taxes and/or Italian Register Tax on the Promissory Notes or charges however levied by any governmental authority on the transfer of the Shares (if and to the extent due) to be incurred in relation to such transfer and the notarial fees relating thereto;

(d)	execute and exchange with the Seller and the Escrow Agent the Escrow Agreement; and

(e)	execute and deliver to the Seller a letter, in the form and substance set forth under Schedule 5.2(i)(e), by means of which the Buyer undertakes (i) to not propose (and, in any case, to vote against) any liability actions (or other judicial actions) against the directors, the statutory auditors and the members of the 231 Supervisory Board, for the activities carried out by the same in their capacity as directors, statutory auditors or members of the 231 Supervisory Board of each Group Company until the Closing Date provided that in no event shall the foregoing be applicable to any criminal liability.

(ii)	the Seller shall:

(a)	have caused all of the directors of the Group Companies to resign or otherwise cease from office effective as of the Closing by execution of a resignation letter in the form of Schedule 5.2(ii)(a) to acknowledge that such directors have no Action, or basis for an Action, against the Group Companies, in respect of fees, entitlements, salary, compensation for loss of office or otherwise;

(b)	have used its best efforts to obtain the resignation of the statutory auditors (and Company’s members of the 231 Supervisory Body) of the Group Companies as of the Closing;

(c)	have caused a shareholders’ meeting of the Group Companies to be validly called for the purpose of electing new directors and, with respect to the Company only and to the extent possible, statutory auditors and members of 231 Supervisory Body in substitution of the directors, the statutory auditors and members of 231 Supervisory Body ceased from office pursuant hereto according to the instructions which will be supplied by the Buyer;

All resignations or other cessation of office provided under this Article 4.5 shall be without cost to the Company concerned, except for the payment of any accrued and unpaid compensation, provided that any amount constituting such compensation shall be considered for all purposes herein as the Closing Date Transaction Costs.

(d)	execute such instruments or documents and do such other things as are necessary, under applicable law, to transfer to the Buyer good and marketable title to the Shares free and clear of any Encumbrances and to cause that the Buyer be properly registered in the shareholders’ book of the Company as owner of all such shares; provided, however, that the provisions of such further instruments and documents shall not affect nor novate the understanding contained herein which shall continue to be wholly and exclusively valid and enforceable between the Parties;

(e)	execute and exchange with the Buyer and the Escrow Agent the Escrow Agreement;

(f)	designate one (1) director for AMRI’s board of directors in accordance with the procedures and terms outlined in the Stockholders Agreement;

(g)	deliver to the Buyer the signed D&O Insurance Policy entered into by the Company (and, to the extent applicable by all Group Companies);

(h)	procure that the Group Companies perform any formality required under the applicable law to be performed by it to give effect to the Banks Pool Release of Pledges and Other Securities; and

(i)	deliver to the Buyer, a properly executed statement, issued by INC Share, pursuant to United States Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of INC Share, and in form and substance reasonably satisfactory to the Buyer, certifying that interests in INC Share, including shares of capital stock of INC Share, do not constitute “United States real property interests” under Section 897(c) of the Code, together with written authorization for the Buyer to deliver such notice described in United States Treasury Regulations Section 1.897-2(h)(2) on behalf of INC Share to the Internal Revenue Service after the Closing.

5.3          It is agreed that all actions and transactions constituting the Closing shall be regarded as one and a single transaction so that, at the option of the Party having an interest in the carrying out of any specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

5.4          The Escrow Amount shall be held and disbursed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement (i) for the purpose of satisfying all or part of any claims for indemnity pursuant to Article 9 and (ii) to offset the Purchase Adjustment to the Buyer in accordance with Article 6.9, as applicable. Unless disbursed in accordance with Article 9 or Article 6.9, as the case may be, and the Escrow Agreement, the Escrow Amount shall be held by the Escrow Agent and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 6 - UNDERTAKINGS OF THE PARTIES IN RESPECT OF THE CLOSING ACCOUNTS - PRICE ADJUSTMENT

6.1          On or prior to the fifth (5th) Business Day prior to the Closing Date, the Company and/or the Seller shall prepare and deliver to the Buyer a statement (the Company Closing Statement) setting forth in reasonable detail the Company’s good faith estimate, which shall be prepared and calculated in the manner and on a basis consistent with the applicable definitions thereof, of (i) the Net Working Capital as at the Closing Date (the Estimated Net Working Capital), (ii) the Net Financial Position as at the Closing Date (the Estimated Net Financial Position), (iii) the aggregate Closing Date Transaction Costs to the extent not paid by the Company or the Seller prior to the Closing (the Estimated Transaction Costs), (iv) the Debt Like Items as of the Closing Date (the Estimated Debt Like Items) and the components thereof.

6.2          The Parties agree that following the Closing the Price shall be determined by adjusting the Provisional Price pursuant to the terms and the conditions set forth in this Article 6 and, on a Euro per Euro basis, in accordance with the following formula:

Provisional Price

minus

a)	The Closing Date Transaction Costs minus Estimated Transaction Costs (which difference may be a negative number) (Factor A),

plus

b)	The Closing Date Net Working Capital minus Agreed Net Working Capital (which difference may be a negative number), calculated in accordance with the following: (Factor B)

(i) If the Closing Date Net Working Capital is greater than the Collar Ceiling, the Provisional Price will be increased by an amount equal to the amount by which the Closing Date Net Working Capital exceeds the Agreed Net Working Capital, taking into account the Agreed Net Working Capital Adjustment; and

ii) If the Closing Date Net Working Capital is less than the Collar Floor, the Provisional Price will be decreased by an amount equal to the amount by which the Closing Date Net Working Capital exceeds the Agreed Net Working Capital, taking into account the Agreed Net Working Capital Adjustment; and

(iii) if the Closing Date Net Working Capital equals or is more than the Collar Floor but is less than or equals the Collar Ceiling, then no adjustment will be made under this clause (b), provided, however, that any Agreed Net Working Capital Adjustment will be allocated to the Party to which it pertains in accordance with these provisions.

minus

c)	The Closing Date Net Financial Position minus the Estimated Net Financial Position (which difference may be a negative number) (Factor C),

minus

d)	The Closing Date Debt Like Items minus the Estimated Debt Like Items (Factor D).

6.3          Soon after the Closing Date, the Buyer shall, or shall cause the Company to, prepare the Closing Accounts and the Buyer, on the basis of the Closing Accounts shall prepare a document to be used for the purposes of the Price Adjustment (PA Document) containing the Closing Accounts and setting forth (which, in each case, shall be prepared and calculated in the manner and on a basis consistent with the applicable definitions thereof):

a)	the Closing Date Transaction Costs, together with any reasonable supporting documentation, together with the indication of the amount constituting Factor A;

b)	the Closing Date Net Working Capital, together with the indication of the amount constituting Factor B;

c)	the Closing Date Net Financial Position together with the indication of the amount constituting Factor C;

d)	the Closing Date Debt Like Items together with the indication of the amount constituting Factor D; and

e)	the Buyer determination of the Price in accordance with the provisions set forth in Article 6.2 above.

6.4          Not later than thirty (30) Business Days after the Closing Date, the Buyer shall deliver to Seller the PA Document and the Seller shall be given reasonable access to (x) data and information of Group Companies used for the preparation of the PA Document and (y) the senior finance management of the Buyer (and of the Company) to discuss the contents and the determinations of the PA Document. If, within thirty (30) Business Days following delivery of PA Document the Seller has not given the Buyer written notice of its objection in reasonable detail, then the PA Document shall be binding and conclusive on the Parties.

6.5          If the Seller gives the Buyer written notice in accordance with Article 6.4 of objection to the PA Document the Buyer and the Seller shall attempt in good faith to agree upon the issues constituting the objections and if such agreement is reached the PA Document (as amended in writing pursuant to such agreement) shall become binding and conclusive on the Parties.

6.6          If the Buyer and the Seller fail to resolve the issues raised by such objection within fifteen (15) Business Days of Buyer’s receipt of the Seller’s objection to the PA Document the Buyer and the Seller shall submit the issues remaining in dispute, including their respective calculations of Factor A, Factor B, Factor C and Factor D to binding resolution by the Auditor. The Auditor (A) may consider only those items and amounts comprising the PA Document that are in actual dispute, and shall make no other determination, (B) may only assign values to items which are the same as or between the values asserted by the Parties, and (C) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein.

6.7          If any issues are submitted to the Auditor for resolution, (x) the Buyer and the Seller shall furnish or cause to be furnished to the Auditor and to the other Party such work papers and other documents and information relating to the disputed issues as the Auditor may request and are reasonably available to that Party or its Agents and shall be afforded the opportunity to present to the Auditor any material relating to the disputed issues and to discuss the issues with the Auditor and (y) the determination by the Auditor of Factor A, Factor B, Factor C and Factor D, as appropriate and, consequently the determination of the Price, as set forth in an Auditor’s notice to be delivered to both the Buyer and the Seller within sixty (60) days of the submission to the Auditor of the issues remaining in dispute, shall be final, binding and conclusive on the Parties in accordance with Articles 1349 and 1473 of the Code and shall not be subject to appeal except in the case of manifest error (errore manifesto).

6.8          All fees and disbursements of the Auditor due in connection with the preparation and delivery of the documentation contemplated in Article 6.3 shall be borne as to fifty percent (50%) by the Buyer and as to fifty percent (50%) by the Seller.

6.9          The Parties agree that the price adjustment shall be the Price (as determined in accordance with this Article 6) minus the Provisional Price (the Price Adjustment) and:

a)    If the Price Adjustment is a negative amount, then the Buyer shall be paid in immediately available funds through joint written instruction by the Seller and the Buyer to the Escrow Agent and by means of the amounts deposited in the Escrow Account by wire transfer to the bank accounts which will be designated by the Buyer in the Escrow Agreement, provided that if the Price Adjustment under this clause exceeds the amount in the Escrow Account the entire amount in the Escrow Account shall be paid to the Buyer in accordance thereof and the Seller shall be obliged to pay the remaining portion to the Buyer by wire transfer to the bank accounts which will be designated by the Buyer; provided, however that the Buyer shall, at the Buyer’s election, have the right to set-off and thereby deduct any such amounts from any monies owed and payable to the Seller.

b)    If the Price Adjustment is a positive amount, then the Buyer shall pay to the Seller the amount constituting the Price Adjustment by wire transfer to the bank accounts which will be designated by the Seller.

6.10         Any payment from the Buyer to the Seller or from the Seller to the Buyer, in relation to the Price Adjustment shall be effected within and not later than five (5) Business Days following the determination of the Price Adjustment.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF THE Seller and group companies

7.1          The Seller and the Group Companies hereby make to the Buyer the representations and warranties set out in Schedule A (Warranties), each of which shall be repeated on the Closing Date and shall be true and correct in all material respects also on the Closing Date (unless expressly provided otherwise).

7.2          Each of the Warranties shall be limited or restricted by reference to the disclosure schedules under Schedule A to the extent that a disclosure relates to a specific warranty and only to those facts expressly disclosed.

7.3          The Seller and the Group Companies represent and warrant the accuracy and completeness, in all respects, of documents, data and information made available to the Buyer during the Due Diligence (Due Diligence Documents) and that no information or document has been intentionally withheld.

7.4          Subject to Article 9, the rights and remedies of any of the Indemnified Parties in respect of the Warranties shall not be affected by (i) Closing or (ii) any investigation made into the affairs of any of the Group Companies or any knowledge held or gained of any such affairs by or on behalf of the Buyer.

ARTICLE 8 - Representations and Warranties of the Buyer

The Buyer hereby makes the following representations and warranties in all material respects to the Seller, each of which shall be true and correct also on the Closing Date (unless expressly provided otherwise).

8.1          The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

8.2          All corporate proceedings required to be taken by or on behalf of the Buyer to authorize the Buyer to enter into and to carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer in accordance with its terms. No application to, or filing with, or consent, authorization or approval of, or exemption by, any governmental or public body or authority is required of the Buyer in connection with the execution and performance of this Agreement, except for any applicable requirements under Article 12, compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, or the rules or regulations of NASDAQ, and any actions or filing the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

8.3          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under the articles of incorporation or the by-laws of the Buyer or any agreement or instrument by which the Buyer is bound or violate any judgment, order, injunction, award, decree, law or regulation applicable to the Buyer.

8.4          Except for Nomura Securities International, Inc., the Buyer has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed against the Seller.

8.5          In addition to any other representation or warranty however provided, the Buyer hereby makes to the Seller the representations and warranties set out in Schedule 8.5, each of which shall be repeated on the Closing Date and shall be true and correct also on the Closing Date (unless expressly provided otherwise). The Buyer hereby acknowledges that the Seller is expressly relying on the Buyer’s representations and warranties herein and that their accuracy constituted the basis for the consent of the Seller to the entering into of this Agreement.

ARTICLE 9 – INDEMNIFICATION

9.1          Without prejudice to Articles 2.6(b), 2.6(c) and 2.7, as exclusive remedy of the Buyer under this Agreement or the applicable law, the Seller (Indemnifying Party), shall without duplications indemnify and hold the Buyer and its holding company AMRI (collectively, Indemnified Parties) harmless in respect of the following:

(i)	the full amount of any and all Losses or damages incurred or suffered by the Group Companies (or any of them) which would not have been so incurred and/or suffered if all Warranties of the Seller contained in this Agreement had been true, correct and accurate;

(ii)	the full amount of any and all Losses suffered by the Indemnified Parties as a result of any breach of the Warranties of the Seller contained in this Agreement or the breach of any representations and warranties provided under any applicable law, to the extent that such damages are not indemnified under Paragraph (i) preceding;

(iii)	the full amount of any and all Losses suffered by the Indemnified Parties as a result of any breach by or failure of the Indemnifying Parties (or Group Companies) to perform any of their respective covenants or other agreements contained in this Agreement, including, without limitation, any Losses deriving from any breach of the Seller’s Shareholders under the Seller’s Shareholders Letter Agreement; and

(iv)	the full amount of any and all Losses suffered by Indemnified Parties in connection with any and all Actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

9.2          Without prejudice to Articles 2.6(b), 2.6(c) and 2.7, the rights and remedies provided in Article 9.1 shall be the exclusive remedy of the Indemnified Parties arising in connection with any breach of the Warranties and covenants of the Seller contained in this Agreement.

9.3          Anything in this Agreement or in any applicable law to the contrary notwithstanding, the Indemnifying Parties’ liability under Article 9.1 shall be subject to the following restrictions and limitations:

(i)	the Indemnifying Parties shall have no obligation until the aggregate of all amounts that would otherwise be due pursuant to Article 9.1 and under Section 6(c) of the Subscription Agreement exceeds 500.000,00 €, provided that, if such limit is exceeded, the Indemnifying Party’s liability shall be limited to the excess, except for the Fundamental Warranties (as defined below) in relation to which such deductible shall not apply;

(ii)	in no event shall the Indemnifying Party be responsible to the Indemnified Parties in respect of:

(1)	any actual or alleged breach of the Warranties (other than Warranties concerning title to the Shares including absence of liens and Encumbrances thereon, in connection with INC Share, taxes, compliance with Environmental and Health and Safety Laws authority and organization and any labor matters (collectively, Fundamental Warranties)) which is notified to the Seller later than twenty-four (24) months from the Closing Date; or

(2)	any actual or alleged breach of the Fundamental Warranties which is notified to the Seller later than forty-eight (48) months from the Closing Date, provided that in relation to title to the Shares, including in connection with INC Share, the relevant statute of limitation shall apply; or

(3)	notwithstanding the provisions of Sub-paragraphs (1) through (2) above, the Indemnifying Party’s obligations under Article 9.1 shall survive the expiration of the time limits as a result of the duration of the legal proceeding under Article 15 hereof, provided that the claim is raised within the time limits, and in accordance with provisions, set out by this Agreement;

(iii)	except for claims for indemnification for Losses relating to breach of the warranty relating to the title to Shares (including title on INC Share) in relation to which the liability of the Indemnifying Party shall not exceed the Price, the Indemnifying Party’s aggregate liability (together with all “Losses” the “Indemnified Party” may have under Section 6(c) of the Subscription Agreement, as such terms are defined therein) shall in no event exceed 31.000.000,00 € (Cap) in relation to Claim of Indemnity (as defined below) and (a) until the date that is twenty-four (24) months after the Closing Date, shall be limited to the Cap and (b) after the date that is twenty-four (24) months after the Closing Date and until the date that is forty-eight (48) months after the Closing Date, shall be limited to the Revised Cap. Starting from the date that is twenty-four (24) months following the Closing Date (the Adjustment Date), the Cap shall be reduced to a “Revised Cap” equal to the greater of (x) 15.000.000,00 € and (y) the sum of 15.000.000,00 € and the Carry Over Amount, provided that the Revised Cap shall under no circumstance exceed the Cap. For purposes hereof, “Carry Over Amount” means the aggregate value of Claims for Indemnity made prior to or on the date that is 24 months following the Closing Date which (a) the Indemnifying Party has acknowledged in writing to be due and payable to the Indemnified Parties, but have not been paid prior to the Adjustment Date or (b) have been notified to the Indemnifying Party by the Indemnified Party in a notice complying with Article 9.4 below.

(v)	the amount of any Losses for which the Indemnifying Party is responsible hereunder shall be reduced for the entire amount of any specific funds existing in the Last Accounts and the Closing Accounts; and

(vi)	the amount of any Losses for which the Indemnifying Party is responsible hereunder shall be reduced for the entire amount of any audited contingent assets arising out after the Last Account Date and/or the Closing Date.

9.4          In the event that the Buyer becomes aware of any Loss claim, proceeding or other matter in respect of which the Indemnifying Parties are obliged to indemnify the Indemnified Parties pursuant to this Agreement, the Buyer shall promptly provide written notice to the Seller and the Escrow Agent of such event, which notice shall state the nature of the claim, basis for indemnification of such claim, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such claim), the method of computation thereof (to the extent known or estimated), any other material details pertaining to such claim and, in the case of a Third Party Claim, the basis therefor and any remedy sought thereunder (collectively, Claim of Indemnity), provided that any delay in giving such notice shall not relieve the Indemnifying Parties of their obligations under this Agreement except to the extent of any damages actually suffered by the Indemnifying Parties as a result of such delay.

The Claim of Indemnity shall specify whether it arises as a result of a claim by a Person against an Indemnified Party (Third Party Claim) or whether the Claim of Indemnity does not so arise (Direct Claim).

(a)	With respect to any Direct Claim,

(i)	following receipt of the Claim of Indemnity from the Buyer, the Seller shall have thirty (30) Business Days to make such investigation in connection with the Claim of Indemnity as it considers it reasonably required.

For the purpose of such investigation, the Buyer shall make available to the Seller the information relied upon by the Buyer to substantiate its request of indemnification in respect of the Claim of Indemnity, together with all such other information as the Seller may reasonably request.

(ii)	If both Parties agree at or prior to the expiration of such thirty (30)-Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim of Indemnity, then the Seller shall pay to the Buyer (from the Escrow Account or by means of offset against the Promissory Note B) the full agreed upon amount of the Claim of Indemnity, failing which the matter shall be referred to the legal proceedings as provided for under Article 15 hereof.

(iii)	It is however further agreed that in any event in which within thirty (30) Business Days from the issuance of a Claim of Indemnity the Buyer does not receive the Seller’s written notice formally contesting it, such Claim of Indemnity shall be deemed as finally agreed and accepted by the Seller and such amount shall promptly be paid to the Buyer (by the Escrow Agent out of the Escrow Account without the need for instruction from the Seller or by means of offset against Promissory Note B regardless of the then-current holder of the Promissory Note B).

(b)	With respect to any Third Party Claim,

(i)	the Buyer shall properly and diligently defend (when applicable) any such claim; the Seller shall have the right to participate, and, where possible, join, at the Seller’s own cost by counsel or counsels of its election, in the defense of any such claim.

(ii)	The Buyer shall not make or accept any settlement of any Third Party Claim, nor shall make acquiescence thereto nor shall (to the extent of its ability) without the prior written consent of the Seller, which consent shall not be withheld without reasonable justification.

(iii)	If the nature of any Third Party Claim is such that any Indemnified Party is required by any judgment, order, injunction, award, decree, law or regulation to make a payment to any third party (including public offices and authorities) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Seller shall, forthwith upon demand by the Buyer, reimburse the Indemnified Party for such payment (from the Escrow Account or by means of offset against the Promissory Note). If the amount of any liability of the Indemnified Parties under the Third Party Claim in respect of which such payment was made, as finally determined, proves to be less than the amount that was paid by the Seller to the Buyer (from the Escrow Account or by means of offset against the Promissory Note), the Buyer shall, forthwith upon receipt of the difference from the Third Party, pay the amount of such difference to the Seller [together with any interest accrued thereon at the Agreed Rate in the period between the date on which the Seller has reimbursed the Indemnified Parties for such third party payment and the date on which such difference is returned by the Buyer to the Seller].

9.5          The Indemnified Party shall, subject to the limitations contained in this Article 9, be entitled to indemnification under this Article 9 only to the extent of amounts available in the Escrow Account and for the balance by means of set-off against the remaining outstanding principal of the Promissory Note B; it being understood that the Escrow Account and the Promissory Note B shall be the sole and exclusive source of recovery and remedy of any Indemnified Party with respect to any claim for indemnification under this Article 9 and, as such, the indemnification obligations, set forth in this Article 9 are non-recourse in all respects to Seller or any current, former or prospective stockholder, investor or limited partner, other Affiliate or the respective representatives of Seller; provided, however, that any Losses with respect to a breach of the Fundamental Warranty concerning the title to Shares shall be recoverable against, but such recourse and remedy shall not be limited by, the amounts available in the Escrow Account or by set-off against Promissory Note B (which instead shall be capped at the Price).

9.6          On the date that is eighteen (18) months following the Closing Date (Cut-off Date), the Escrow Agent shall upon joint written instructions from the Buyer and the Seller release the remaining Escrow Amount (to the extent not utilized to pay the Buyer for any indemnification claim and provided that no claim by Buyer is pending) and distribute the remaining Escrow Amount to the Seller, all in accordance with the provisions of the Escrow Agreement.

9.7          It is agreed that the Buyer may elect to qualify any amount received in connection with a Claim of Indemnity as a reduction of the Price.

Article 10- Tax Matters and Tax Returns

Tax filings and Co-operation in Tax Matters

10.1          Tax returns and any other declarations required to be filed or prepared under applicable law after the Closing Date shall be prepared and filed by the Buyer or the relevant Group Company, but as regards any accounts required for Tax purposes, Tax returns and any other declarations that concern also time periods until and including the Closing Date such statements, accounts, returns and other declarations shall be previously discussed with the Seller, provided that Seller shall procure that any tax filing and/or payment that has to be submitted and/or made prior to the Closing shall be respectively submitted and/or made by the Company and each of the Group Companies, at the date provided for the applicable law and in compliance thereof. Financial statements and accounts shall be prepared by the Buyer according to the Accounting Principles and the Tax returns and fiscal declarations shall be prepared in accordance with applicable Tax law.

10.2          The Buyer shall not change any material Tax election for a taxable period ending on or before the Closing Date and or amend any material Tax return for a taxable period ending on or before the Closing Date that would give rise to any material Tax liability of any of the Seller or Group Companies, unless any such action is required by applicable law.

10.3          The Buyer and the Seller undertake to fully cooperate in connection with any Tax matter relating to time periods, or portions thereof, that end prior to or on the Closing Date.

10.4          After the Closing Date, the Buyer shall, in particular and without limitation, procure that:

(i)	each of the Group Companies provides all information reasonably requested by the Seller in connection with any Tax matter of the periods, or portions thereof, that end prior to or on the Closing Date;

(ii)	each of the Group Companies keeps the Seller informed at all times about the status of any Tax matters relating to the aforesaid periods. The Buyer and the Group Company shall provide the Seller with the above mentioned information and documents within 15 (fifteen) days from the date in which they are available; and

(iii)	each of the Group Companies cooperates in the preparation and submission of Tax returns, waivers, approvals, forms, court applications, the lodging of reimbursement claims, inclusive of such claims as may be raised on a third party’s request and complaints, legal remedies, powers of attorney and other such documents as are reasonably required by the Seller in connection with Tax matters.

10.5          The Buyer shall retain, and shall procure that all Group Companies retain, until the expiration of any applicable statute of limitation, as possibly extended by law, all Books and Records, electronic data and other documentation relating to the Group Companies that may be relevant for all Tax matters relating to time periods, or portion thereof, ending prior to or on the Closing Date.

Tax allocation agreements

10.6          Any amount due to any of the Group Companies under a Tax allocation agreement will be fully and entirely paid on the Closing Date.

Co-operation on Tax Proceedings

10.7         The Buyer shall procure that the Seller is informed in writing immediately within thirty (30) days upon receipt of any notification by the Buyer or the concerned relevant Group Company of:

(a)	any Tax audit, similar audits, inspections, investigations and other administrative Tax proceedings that are announced or notified to be brought forward or commenced by any Tax authority,

(b)	all Tax claims that are asserted, assessed or claimed by any Tax authority, or

(c)	all Tax assessments or similar measures of any Tax authority,

each of (a) to (c) above relating at least also to time periods, or portions thereof, ending on or before, or including, the Closing Date. Such Tax audits, similar audits, inspections, investigations and other administrative Tax proceedings of Tax Authorities are herein referred to as “Tax Audits”; such Tax claims, Tax assessments and other Tax measures of Tax Authorities are herein referred to as “Tax Measures”.

10.8         The informative notice to be issued in accordance with Article 10.7 above shall provide:

(a)	information as to the Tax authority initiating the Tax Audit or Tax Measures relating thereto;

(b)	information describing the object of the Tax Audit or Tax Measure; and

(c)	full copies of any document received from any Tax authority relating thereto.

10.9         The Seller and/or one or more representatives duly qualified to represent a taxpayer before the Tax authorities and the tax courts bound to confidentiality by professional regulations, including any individual having such qualifications and employed by the Seller, or the relevant Group Company or the Buyer or any of their affiliates as the case may be, (hereinafter referred to as Tax Representatives), as selected by such Seller, shall be entitled to join with the Buyer and the Group Company’s Tax Representatives (in each case at the Seller’s cost) any Tax Audits and/or proceedings in respect of Tax Measures (such Tax Audits and proceedings are herein referred to as Tax Proceedings).

10.10         The Seller may, in any event, join at its own expense each phase of a Tax Proceeding. In this case, the Buyer shall, and shall procure that the concerned relevant Group Company shall coordinate with the Seller any measures intended to be taken in respect of such Tax Proceeding, it being agreed that any final decision in respect thereto will pertain to the Buyer. The Buyer shall cause the concerned relevant Group Company or its respective successor to cooperate with the Seller and/or the Seller’s Tax Representatives in each phase of the Tax Proceeding.

ARTICLE 11 - ANTITRUST CLEARANCE

11.1         The obligation of the Parties to proceed with the transactions contemplated in this Agreement is subject to the conditions that, on or prior to the expiration of the term provided in Article 11.3 (as it may be extended), the purchase and sale of the Shares pursuant to this Agreement shall have been approved, cleared or granted an exemption, or any applicable waiting periods shall have expired or terminated by any competent authority of the European Union, of any Member State in the European Union, the United States and/or of any other jurisdiction worldwide, to the extent that any such approval, clearance or exemption is required under any Antitrust Laws.

The approvals, clearances and exemptions contemplated herein are hereinafter collectively referred to as the Clearance, provided that a Clearance which will be subject to conditions to be satisfied by either the Buyer or the Seller, shall be considered a Clearance for the purpose of this Agreement also if so agreed by both Parties in writing.

11.2         Each Party shall in a timely fashion prepare and file all documents required on the part of such Party to secure, as soon as possible, the Clearance and, to this end, the other Party shall actively cooperate with such Party. The Buyer and the Seller agree each to pay fifty percent (50%) of any filing fees in connection with this Article 11.

11.3         In the event that, in spite of the Parties' efforts, the Clearance is not obtained on or prior to the date that is 90 days from the date of this Agreement at the request of either Party to be notified to the other within the following five (5) Business Days, the 90-day period may be extended to another 120 days from the date of the notification and the Parties shall forthwith consult with each other and shall use their commercially reasonable efforts in order to overcome any obstacle to the granting of the Clearance or arising in connection therewith. Notwithstanding anything to contrary in this Agreement, in order to secure a granting of the Clearance, neither the Buyer nor the Seller shall be required to agree to (a) any license, sale or other divestiture, disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or affiliates, (b) the imposition of any limitation on the ability of the Buyer, its Subsidiaries or affiliates or the Seller to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of the Buyer, the business of the Seller, or (c) the imposition of any impediment on the Buyer, its Subsidiaries or affiliates or the Seller under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing herein shall require the Buyer or the Seller to litigate with any third party, including without limitation, any governmental authority.

11.4         If the Clearance is not obtained on or prior to the term provided in Article 11.3 (as extended), this Agreement shall automatically terminate and the Parties shall be released of all obligations hereunder except (i) for any rights or obligations arising under Articles 13, 14.7 and 15 of this Agreement and (ii) for any rights or obligations arising in connection with any breach under Article 11.2 and 11.3 preceding.

11.5.         The Buyer shall have the right to unilaterally terminate this Agreement, pursuant to Article 1373 of the Italian Civil Code, at any time prior to the Closing Date, by giving a written notice to the Seller, if the Clearance[s] is/are conditioned upon the fulfilment of certain material conditions and/or remedies (including divestment or limitation to trade in whatsoever manner) on the side of the Buyer, which the Buyer, in its discretion, acting in good faith, will consider excessively burdensome, it being understood that, in this event, the Buyer shall not be held liable vis-à-vis the Seller and that no indemnity or other payment of any nature whatsoever shall be due by the Buyer to the Seller.

Article 12 – Non-Competition and Other Post-Closing Covenants

12.1	The Seller undertakes for a period of three (3) years after the Closing Date:

(a)	not to carry out in any geography, whether directly or indirectly, any manufacturing, R&D, trading activities in the Business which may compete with the activities of the Group Companies as they are currently being conducted and as they will be conducted at and following the Closing Date and therefore, without limitation:

(i)	not to acquire or hold, whether directly or indirectly, interests or other holdings in any companies or enterprises which in any way operate in the Business or within the territorial area indicated above; and

(ii)	not to act as director, agent or employee, nor assist, co-operate or consult with or howsoever provide information to third parties, whether on a full or part-time basis, in the Business and geographic area indicated above;

(b)	not to use the name Euticals or any other similar or misleading name, in relation to any activity whatsoever;

(c)	not to establish any business relationships of any kind whatsoever with persons or companies which, during the twelve (12) months before the date hereof, have supplied and/or distributed, including on a non-continuous basis, goods or services to the Group Companies; and

(d)	not to offer consultancy or employment agreements or employment arrangements of any kind to any of the Employees and in any case not to establish any relationship whatsoever with any such Employee after the termination of their employment with the relevant Group Company;

provided, however, that, if any of the above restrictions shall be adjudged by any court or authority of competent jurisdiction to be void and unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

12.2         The Parties agree that the strict compliance with the undertakings contained in Article 12.1 above constitutes an essential element in the Buyer’s intention to enter into this Agreement and that the Price has been determined also in consideration of the undertakings assumed by the Seller pursuant to Article 12.1 above.

12.3 From and after the Closing Date, the Buyer agrees to reimburse to the Seller on a quarterly basis for any amounts of Overdue Trade Receipts, which, in each case, are in excess of 50.000,00 € (provided that the full amounts, and not just the excess over 50.000,00 €, shall be reimbursed to the Seller).

12.4         The Parties hereby agree that if and when the Company receives after the Closing the amount constituting the China Receivable, the Buyer shall pay to the Seller an equivalent amount of cash within and not later than fifteen (15) Business Days following receipt of the China Receivable by the Company.

ARTICLE 13 – Confidentiality – ANNOUNCEMENTS

13.1.          The Parties agree to maintain confidentiality with respect to (a) the terms and conditions of this Agreement (including its Schedules and Annexes); (b) the negotiations relating to this Agreement; and (c) the terms and conditions of any additional contract or document that the Parties execute in the performance of this Agreement (or related thereto), including the mere existence of the same (Confidential Information). Consequently, they may not reveal any of its aspects to any person other than:

(i) the individuals comprising the managing body or senior management, or employees directly involved in the transactions contemplated by this Agreement or who participate professionally in the transaction in their capacity as a legal, accounting or financial advisor or other specialty (in each case only on an as needed basis);

(ii) to any jurisdictional bodies, solely for the purpose of exercising the rights that correspond to the Parties under this Agreement;

(iii) to any administrative or jurisdictional bodies, when legally obliged to make available to such bodies all or part of the Confidential Information, pursuant to the procedure agreed below; and

(iv) to the entities linked to the Parties (including partners, investors, shareholders and affiliates), potential investors, financial entities, investment banks, legal advisors, intermediaries, insurance companies or any other provider or advisor of transaction services, provided that the recipients of the information are bound by the duty of confidentiality.

Notwithstanding the foregoing, the term Confidential Information does not include:

(i) any information which is in the public domain at the moment of its communication to each of the Parties or which becomes publicly known after being communicated to the Parties without any breach on the provisions stated in this Agreement;

(ii) information obtained by the Parties through non-confidential sources other than the Seller, its shareholders, officers or directors, provided that its delivery was not forbidden at such time, pursuant to some other confidentiality agreement that existed; or

(iii) any information which must be disclosed in accordance with the applicable laws, regulations, court order or is disclosed in connection with a requirement made by a government administrative body, regulatory body, inspector, supervisor or stock exchange´s authorities.

This confidentiality undertaking shall remain in force following the termination of this Agreement. If the Agreement is terminated for any reason, the Buyer shall destroy or return to the Seller, at Buyer’s election, all of the information that it has received from the Seller and is in the possession of any of its board members, employees or advisers, and may not use such information for commercial purposes under any circumstances.

Notwithstanding any other provisions of Article 13 to the contrary, nothing herein shall prohibit the Buyer from disclosing this Agreement or its terms, or any other information concerning the transactions contemplated hereby, if such disclosure is required for the Buyer to comply with the federal securities laws of the United States, or other laws applicable to Buyer.

13.2         For a period of five (5) years following the Closing, the Seller shall, and shall cause its representatives, affiliates, agents and assigns to, keep secret and confidential all information in their possession relating to the Business using at least the same level of effort as undertaken to maintain such confidential information in its conduct of the Business on the date hereof and through the Closing.

13.3         Except as otherwise mandatorily required under any law or rule issued by a government or other regulatory or stock exchange authority having jurisdiction on the Parties, no publicity, release or announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the advance written consent and approval, as to both form and contents, of the Seller and the Buyer, which consent and approval shall not be unreasonably withheld.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1         Without prejudice to the provisions of Article 9.3, the Warranties and, in general, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

14.2         Except as otherwise specifically provided herein, neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party, it being understood that the Buyer shall, without prior written consent, have the right to assign this Agreement and all ancillary and related agreements to (i) one or more of its Subsidiaries pursuant to Article 2.4 of this Agreement and (ii) for collateral purposes, to any Person that provides financing to the Buyer

14.3         No waiver by a Party of a failure by another Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other failure whether of a like or different character.

14.4         This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

14.5        If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving so nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

14.6         Except as otherwise provided in this Agreement, each of the parties shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the transactions contemplated by it. It is also agreed that costs and expenses incurred by the Seller and Group Companies in connection with (i) Financing and (ii) any SEC filings relating to the transaction contemplated under this Agreement involving activities of the Seller and Group Companies, shall be borne by Buyer.

14.7         (a)         Any notice or other communication to be given hereunder shall be in writing in the English language and signed by or on behalf of the Party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out in clause 14.7(b) (or as otherwise notified from time to time hereunder).

(b)         The addressees of the parties for the purpose of clause 14.7(a) are as follows:

(a)	Party:	Buyer
	Address:	200 West Street, 4th Floor Waltham, MA 02451
	Email Facsimile No:	lori.henderson@amriglobal.com 518-512-2075
	Attn. of:	Lori M. Henderson

	With a copy to (which shall not constitute notice):	Goodwin Procter LLP

	Attn. of:	Stuart M. Cable and Danielle M. Lauzon

	Address:	53 State Street, Boston, MA 02109, or if after June 24, 2016, 100 Northern Avenue, Boston, MA 02210 (617) 649-1484
	Email Facsimile No.:	scable@goodwinprocter.com and dlauzon@goodwinprocter.com (617) 649-1484

(b)	Party:	Seller
	Address:	Via del Lauro, 7 20131 Milano Italy

	Facsimile No.:	+39-02-869522522

	Attn. of:	Chief Financial Officer

	With a copy to (which shall not constitute notice):	Goodwin Procter LLP

	Attn. of:	Francesco Tedeschini

	Address:	Chiomenti Studio Legale Via XXIV Maggio 43 I-00187 Rome
	Email Telephone No.:	francesco.tedeschini@chiomenti.net +39 06 4662 2370

Evidence of delivery shall be upon the delivering party to produce, if required.

14.8         All Schedules and Annexes attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.

14.9         The Parties hereby agree to execute and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to further the purposes of this Agreement provided however that the provisions of such further instruments and documents shall not affect the understanding contained herein which shall continue to be wholly and exclusively valid and enforceable between the Parties.

14.10         Unless otherwise expressly provided, any reference to Articles, Paragraphs, clauses or Schedules or Annexes contained in this Agreement shall be deemed to be a reference to Articles, Paragraphs, clauses hereof and Schedules or Annexes hereto.

14.11         This Agreement together with the Promissory Notes, Stockholders Agreement, Subscription Agreement and Registration Rights Agreement constitute the entire agreement between the Parties in respect of the subject matter hereof and supersedes all prior agreements, if any, relating to the same matter.

14.12         Except for certain documents contained in the Schedules or in the Annexes hereto which are in Italian or other languages, this Agreement shall be executed in English which shall be the only language governing the Agreement.

14.13         Seller hereby agrees to act as the initial Representative (as such term, for this purpose is defined in the Promissory Notes) for all purposes under the Promissory Notes and the agreements and matters incidental thereto.

ARTICLE 15 – GOVERNING LAW

15.1         This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the Republic of Italy, without prejudice to what is expressly provided for in the Promissory Notes, Stockholders Agreement, Subscription Agreement and Registration Rights Agreement.

15.2          (a)         Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereunder, including with respect to the formation, applicability, performance, breach, termination, validity or enforceability thereof, shall be fully and finally settled by arbitration. The arbitration shall be conducted by three arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (Rules) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York, USA and it shall be conducted in English, provided that either party may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other Party, a translation into English of any such testimony or documentary evidence. The arbitrators shall determine questions of arbitrability and jurisdiction and shall be empowered to grant interim relief.

(b)         The arbitration award shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the New York Convention, which shall govern the arbitration and enforcement of any arbitral award) insofar as such waiver can validly be made. The parties agree to the exclusive jurisdiction of the federal courts located in New York County, New York for purposes of enforcing this section, and any arbitral award, in accordance with the New York Convention. The parties agree to personal jurisdiction in said courts for such purposes and irrevocably waive any defense on the basis of forum non conveniens, lack of jurisdiction or improper venue in regard to any such proceedings brought in the federal courts located in New York County, New York.

(c)         The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two arbitrators shall nominate a third arbitrator within 30 days after the nomination of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three arbitrators is not nominated within the time prescribed above, then the International Court of Arbitration of the International Chamber of Commerce shall appoint that arbitrator.

(d)         In order to facilitate the comprehensive and efficient resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or to the Subscription Agreement, Registration Rights Agreement or Stockholders Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(e)         Notwithstanding anything to the contrary in this Agreement, a Party may make a request to a court of competent jurisdiction or pursuant to the Rules for interim or emergency measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions. A request for such interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Each of the Parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach or threatened breach of any provision of this Agreement the aggrieved party, in addition to any other remedy which may be available to such Party at law or in equity, will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(f)         All disputes under this Agreement shall be kept confidential. In any arbitration proceeding, the arbitrators shall take all measures necessary for the protection of Confidential Information. All proceedings and any award and any information obtained from another Party in connection with the arbitration shall be deemed Confidential Information subject to Article 13; provided that the Parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate, provided, further, that the Parties agree to take all reasonable measures to protect the confidentiality of the proceedings and the disclosure of any Confidential Information in connection therewith, including to file all papers under seal.

(g)         The arbitrators shall have the power to make an award allocating the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation. Any award shall be determined and payable in Euros. For the avoidance of doubt, the remedies that may be awarded by the arbitrators hereunder are limited as specifically set forth in Article 9 of the Agreement.

***************

As witness this Agreement has been signed by the duly authorized representatives of the parties the day and year first before written.

DULY SIGNED by

The Buyer

By:	/s/ Lori Henderson
Name: Lori Henderson
Title: General Counsel, Senior Vice President and Secretary

The Seller

By:	/s/ Maurizio Bottinelli
Name: Maurizio Bottinelli
Title: Director

SCHEDULE 1.1 E

ESCROW AGREEMENT

by and among

(1)	AMRI – Albany Molecular Research, Inc., a company incorporated under the laws of the State of Delaware (USA) (AMRI) whose registered office is in Albany (NY – USA), Italian Tax Code No. _____________ represented by [Mr./ Mrs.] _______________, Italian Tax Code No. _____________, in his/her capacity as ____________ and duly empowered pursuant to ________________________, acting also on behalf of [designated buyer] (collectively Buyer)

and

(2)	Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy whose registered office is in Milan (Italy), Via del Lauro 7, Italian Tax Code No. 04849340965, represented by Mr. / Mrs. __________________, in his/her capacity as _________________, duly empowered pursuant to _________________________ (Seller)

and

(3)	Cordusio Fiduciaria Spa, a company incorporated under the laws of Italy, with registered office in Italy, at Via Dante n. 4, Milan, registered with the Companies’ Register of Milan under no. 01855720155 REA n. 863916, represented by [Mr./ Mrs.] _______________, in his/her capacity as special attorneys whose fiduciary activity shall be performed in compliance with Law n. 1966 of November 23, 1939 and duly empowered pursuant to a special power of attorney dated March 15, 2016 (Escrow Agent).

(the Buyer, the Seller and the Escrow Agent shall be hereinafter referred to, collectively, as the Parties and each of them, individually, as a Party).

WHEREAS, on [_________] 2016, the Seller and the Buyer entered into a share purchase agreement (the Agreement) governing the terms and conditions for the transfer by the Seller to the Buyer of the shares representing the entire share capital of Prime European Therapeuticals S.p.A. – Euticals, a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152 (Company). Capitalized terms used and not otherwise defined herein shall have the same meaning as in the Agreement.

WHEREAS, this Escrow Agreement is being entered into pursuant to the Agreement and constitutes the “Escrow Agreement” described in the Agreement.

WHEREAS, it is understood and agreed that the Escrow Agent's duties are only those expressly set out in this Escrow Agreement also considering that the Escrow Agent is not part of the Agreement.

WHEREAS, pursuant to article [5.2(i)(d)] of the Agreement, the Buyer has agreed that, on the Closing Date, it shall deposit in an escrow account opened with the Escrow Agent a portion of the Price due to the Seller equal to the Escrow Amount (as defined below) to be held by the Escrow Agent as a trust fund for the purpose of securing the payment by the Seller to the Buyer of the Price Adjustment (as defined in the Agreement), if any, and of certain indemnifications which may become due by the Seller to the Buyer under the Agreement in accordance with the provisions of this Escrow Agreement and of the Agreement.

WHEREAS, a copy of the Agreement has been delivered to the Escrow Agent prior to the date hereof.

WHEREAS, within the date hereof the Seller has entered into a Mandato Fiduciario no. …………… ( The “ Mandato Fiduciario”) also in the interest of the Buyer, pursuant to Article 1723, second paragraph, of the Italian Civil Code

NOW THEREFORE, in consideration of the recitals above and the schedules and annexes hereto, which form an integral and essential part of this Escrow Agreement, the Buyer, the Seller and the Escrow Agent, intending to be legally bound hereby, agree and covenant as follows.

1.	Interpretation

1.1	Definitions

In addition to the other terms defined elsewhere in this Escrow Agreement, for the purposes of the same, the following words and terms shall have the meaning ascribed to them here below:

Authority means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.

Business Day means a day, other than a Saturday or a Sunday or a public holiday, in which the banks are generally opened to the public for ordinary transactions in Milan (Italy) and New York (USA).

Buyer Designated Account means the following bank account:

Bank:	[________]

SWIFT:	[________]

Account Number:	[________]

Account Name:	[________]

IBAN:	[________]

EUR means the lawful currency of the parts of the European Union known as the euro area.

Seller Designated Account means the following bank account:

Bank:	[________]

SWIFT:	[________]

Account Number:	[________]

Account Name:	[________]

IBAN:	[________]

2.	Appointment of the Escrow Agent

2.1.	The Seller hereby irrevocably appoints, also in the interest of the Buyer pursuant to articles 1723, paragraph 2, of the Italian Civil Code, the Escrow Agent to serve as, and the Escrow Agent hereby agrees and accepts to act as, escrow agent to keep the Escrow Amount and the relevant Interest (as defined below) accrued on the Escrow Amount in the interest of the Buyer and the Seller in accordance with, and limited to, the terms and conditions of this Escrow Agreement.

2.2.	The Parties acknowledge and agree that, pursuant to Article 1723, second paragraph, of the Italian Civil Code, the appointment of the Escrow Agent may be revoked and the terms of the mandate may be changed only with the joint written consent of the Buyer and the Seller.

3.	Establishment of Escrow Account

3.1.	The Escrow Agent confirms that it has opened the escrow account, the details of which are set out below, (the “Escrow Account”) in the name of the Escrow Agent on behalf of Seller also in the interest of the Buyer pursuant to art. 1723 second paragraph of the Italian Civil Code , on the terms of this Escrow Agreement:

Bank:	[______]

SWIFT:	[______]

Account number:	[______]

Account Name:	Cordusio Fiduciaria Spa

Currency:	EUR

3.2.	The Escrow Account may not go into overdraft and copy of the general terms and conditions of the Escrow Accounts has been provided to, and accepted by, the Seller.

3.3.	Any expenses and every taxes or fiscal duties, which may be due in relation to the Escrow Account, regulate directly on the Escrow Account.

3.4.	Each of the Seller and the Buyer undertakes to the Escrow Agent that:

(a)	it will provide to the Escrow Agent all documentation and other information reasonably required by the Escrow Agent from time to time to comply with any applicable law in relation to the Escrow Account forthwith upon request by the Escrow Agent[; and

(b)	it will notify the Escrow Agent in writing within 30 (thirty) days of any change that affects its tax status pursuant to applicable law.

4.	Escrow Amount

4.1.	On the date hereof, the Buyer deposits, in the name and on behalf of the Seller, a portion of the Price equal to EUR 10,000,000.00 (ten million) (the Escrow Amount), by wire transfer of immediately available funds, with the date hereof as value date, into the Escrow Account, to be held by the Escrow Agent as a trust fund for the purpose of securing:

(i)	the payment by the Seller to the Buyer of any Price Adjustment which may be due in accordance with Article [6.5] of the Agreement, and

(ii)	the payment by the Seller to the Buyer of any indemnifications of any Losses due by the Seller to the Buyer under the Agreement sole and exclusively as a result of the occurrence of a Claim of Indemnity incurred or suffered by the Buyer which has been notified according to Article ● of the Agreement.

4.2.	The Escrow Agent hereby acknowledges receipt of the Escrow Amount and undertakes to hold the Escrow Amount in the Escrow Account according to this Escrow Agreement solely for the purpose of securing the Seller’s obligations vis-à-vis the Buyer under Article 4.1 above.

4.3.	The Parties agree and undertake, each as far as it is concerned, that neither the Escrow Account nor the Escrow Amount are or shall be subject to any lien or attachment by any third party or creditor (including the Escrow Agent) and shall be used solely for the purposes and subject to the conditions set forth in this Escrow Agreement and in the Agreement.

4.4.	The Escrow Amount will be held, managed and released solely by the Escrow Agent, pursuant to the terms and conditions set forth in this Escrow Agreement.

4.5.	The Parties acknowledge that interests will accrue on the Escrow Amount at the rate of [•]. Any interest accrued on the Escrow Amount or portion thereof (the Interest) shall be paid to the Seller on a [period] basis.

4.6.	The Interest has been agreed between the Seller and Unicredit S.p.A. under the standard terms and conditions applicable to the Escrow Account; it is understood that, the rate of interest applicable to the Escrow Amount has been determined in accordance with the terms and conditions governing the Escrow Account.

4.7.	The Escrow Agent shall not be liable of any changes of the interest rate agreed directly between Sellers and Unicredit S.p.A..

5.	Release of the Escrow Amount

5.1.	The Seller and the Buyer authorize the Escrow Agent (pursuant to Article 1723, paragraph 2, of the Italian Civil Code) to release the Escrow Amount, in whole or in part, exclusively as follows:

(a)	for the purposes of the payment of any Price Adjustment: upon receipt of the joint written request of the Seller and the Buyer substantially in the form of Schedule 5.1 (Part 1) hereto, signed by an authorized representative of each of the Seller and the Buyer (a Joint Payment Instruction), pursuant to which the Escrow Agent is requested to proceed with the release of the Escrow Amount (in whole or in part), in favor of the Seller and/or the Buyer, as the case may be; or

(b)	for the purposes of the Claim of Indemnity: upon receipt of the written request of the Buyer, signed by an authorized representative of the Buyer and with copy to the Seller (a Buyer Payment Instruction and together with the Joint Payment Instruction a Payment Instruction), in such case in favor of the Buyer provided and on condition that either

(i) the Buyer Payment Instruction encloses a copy of an enforceable arbitration award issued under the Agreement ordering the release in whole or in part of the Escrow Amount in favor of the Buyer – in which case the Buyer Payment Instruction shall be given substantially in the form of Schedule 5.1 (Part 2) hereto, or

(ii) the Buyer Payment Instruction is given pursuant to article 9 of the Agreement and confirms that (1) following the submission of a prior Claim of Indemnity to the Seller with copy to the Escrow Agent, the [30 (thirty)] Business Day term provided in article [9.5] of the Agreement for the Seller to object to the relevant Claim of Indemnity has elapsed without any objection having been raised or (2) Buyer and Seller have agreed the amount of Losses under the relevant Claim of Indemnity - whichever (1) and (2) come first - and, therefore, the Escrow Agent is requested and instructed to proceed with the release in favor of the Buyer of the amount indicated in the Claim of Indemnity – in which case the Buyer Payment Instruction shall be given substantially in the form of Schedule 5.1 (Part 3) hereto; or

(c)	in favor of the Seller upon the elapse of the 18th (eighteenth) month following the date hereof, save for:

(i) the amounts necessary to cover any pending Payment Instruction received by the Escrow Agent before the expiry of such 18 (eighteen)-month term, and in such a case, the Escrow Agreement shall continue to be in full force and effect until the amounts hereof are paid; and/or

(ii) the amounts necessary to cover any pending Claim of Indemnity as at the expiry of such 18 (eighteen)-month term, provided that the Buyer has notified in writing the Escrow Agent and the Seller with a written notice thereof no later than 5 (five) Business Days prior to the expiry of such 18 (eighteen)-month term, and in such a case, the Escrow Agreement shall continue to be in full force and effect up to the date on which the last of any then pending Claim of Indemnity is resolved and/or settled according to the Agreement.

5.2.	Notwithstanding the above, the Parties acknowledge and agree that:

(i)	the Escrow Agent shall be under no obligation to release the Escrow Amount or any portion thereof or to take action in relation thereto if it is prevented or prohibited from doing so or if it is instructed or ordered not to do so, in each case, by the terms of any order, judgment, award, decision or decree made by a court or other competent Authority with which the Escrow Agent is required to comply or if the Escrow Agent is otherwise not legally permitted to do so; and

(ii)	if the Escrow Agent becomes aware that a transfer of any part of the Escrow Amount has been made to the wrong account, it must (where such transfer has been made through its own error) use all reasonable endeavours to reverse such transfer.

5.3.	Each of the Seller and the Buyer undertakes to the other that it shall promptly sign and deliver any Joint Payment Instruction as is required or necessary to give full effect to the relevant provisions of the Agreement.

5.4.	Upon receipt of any Payment Instruction complying with the formal requirements set forth under Article 5.1, letter (a) or (b), or upon elapse of the 18 (eighteen) months term referred to in Article 5.1, letter (c), above (or such other term as extended pursuant thereof), (i) the Escrow Agent shall perform the relevant payment to the relevant beneficiary as soon as practicable and, in any case, not later than 5 (five) Business Days from the receipt of the Payment Instruction or the elapse of the 18 (eighteen) months term referred to in Article 5.1, letter (c) (or such other term as extended pursuant thereof), as the case may be, it being understood that (ii) any payment to the Seller shall be made on the Seller Designated Bank Account (or the different bank account which may be notified by the Seller to the Escrow Agent pursuant to Article 9.2 hereto) and any payment to the Buyer shall be made on the Buyer Designated Bank Account (or the different bank account which may be notified by the Seller to the Escrow Agent pursuant to Article 9.2 hereto).

6.	Duties, Obligations and Indemnity of the Escrow Agent

6.1.	The duties and obligations of the Escrow Agent shall be limited to, and determined solely by, the provisions of this Escrow Agreement, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document.

6.2.	The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between the Buyer and the Seller and any other party, or to which the Buyer or the Seller are a party, or to comply with any direction or instruction (other than those contained herein also by means of reference thereto made herein, or delivered in accordance with this Escrow Agreement) from any other party or any entity acting on behalf of the Buyer or the Seller.

6.3.	The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Seller and the Buyer, pro quota, shall indemnify and keep harmless the Escrow Agent against any liability, procedure, legal action, damage, duty, liabilities and loss, as well as cost, debit or expense which the Escrow Agent may incur to a third party as a result of anything lawfully and properly done by the Escrow Agent in accordance with the Escrow Agreement and/or any instructions received in accordance herewith, save in the event of gross negligence, willful misconduct or fraud of the Escrow Agent or its violation of public policy provisions. The Escrow Agent shall carry out all the activities necessary to perform its duties and obligations set forth in this Escrow Agreement with the highest diligence and due care pursuant to article 1176, paragraph 2, of the Italian Civil Code.

6.4.	The Escrow Agent does not have any interest in the Escrow Amount held hereunder but is serving as escrow holder only, and having only possession thereof.

6.5.	The Escrow Agent irrevocably and unconditionally waives any right of set off, deductions, withdrawals, seizure or attachment, including pursuant to Article 1853 of the Italian Civil Code or at any other title or by virtue of any type of relationship it might have towards the Seller or the Buyer, as the case may be, with reference to the Escrow Amount.

6.6.	The Escrow Agent cannot be held responsible for not compliance of the provisions of this Agreement due as a consequence of the enforcement of “azioni esecutive o cautelari” related to the Escrow Amount. It being understood that if at any time the Escrow Amount becomes subject to any levy, attachment, order, judgment, decree, injunction or other judicial, administrative, or regulatory process (an “Order”), the Escrow Agent will promptly provide the Seller and the Buyer with a copy of such Order in order to enable them to seek an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of such Order. If a protective order or other remedy is not obtained, the Escrow Agent may comply with any such Order. The Escrow Agent cannot be held responsible for not compliance of the provisions of this Agreement due as a consequence of such Order.

7.	Termination of the Escrow Agreement - Removal of the Escrow Agent

7.1.	This Escrow Agreement and Mandato Fiduciario shall automatically terminate upon the earlier of (i) the date of payment by the Escrow Agent of the entire Escrow Amount, as the case may be, to the Buyer and/or the Seller in accordance with the terms and conditions set forth herein or (ii) the date following 18 (eighteen) months from the date hereof (or such other term as extended pursuant to article 5.1(c) above.

7.2.	The Buyer and the Seller may remove the Escrow Agent solely by giving joint written instruction thereof, pursuant to section 1723, second paragraph, of the Italian Civil Code. Such removal shall be effective upon delivery of the entire Escrow Amount (outstanding as at the time of the removal) to the successor escrow agent designated in writing by the Buyer and the Seller, the Escrow Agent being thereupon discharged from all obligations under this Escrow Agreement arising following the removal.

7.3.	In the event the Escrow Agent becomes unavailable or unwilling to continue in his appointed capacity hereunder, the Escrow Agent may resign and be discharged from his duties and obligations hereunder by giving notice of resignation to the Buyer and the Seller, specifying a date no less than (60) sixty days following such notice date when such resignation will take effect; provided, however, that such resignation shall in no event take effect before the successor to the Escrow Agent shall have been appointed pursuant to Section 2 of this Escrow Agreement.

8.	Fees and Expenses

8.1.	As remuneration for the services rendered under this Escrow Agreement (and therefore related to the management and release of the Escrow Amount), the Escrow Agent shall be entitled to the fees and reimbursement of expenses as provided for under Schedule 8.1 hereto.

8.2.	The fees and expenses of the Escrow Agent shall be borne by the Seller and the Buyer on a 50/50 (fifty / fifty) basis. It is agreed and understood that the Escrow Agent is not entitled to satisfy its rights at any title whatsoever by debiting all or part of the relevant amounts to the Escrow Amount and the Interest.

9.	General Provisions

9.1.	This Escrow Agreement, including this Article 9.1, may not be changed or modified other than by a written instrument signed by and on behalf of all Parties.

9.2.	The Parties acknowledge and agree that, there is a separate document listing some additional terms regulating the relationship with the Escrow Agent[1]. Mandato Fiduciario and this Escrow Agreement shall be construed as a single agreement, but the provisions of this Escrow Agreement are intended supplement and amend the provisions of the Mandato Fiduciario and in all cases of discrepancies or conflict between the provisions of the Mandato Fiduciario and this Escrow Agreement, the provisions of this Escrow Agreement shall prevail.

9.3.	Any notice or communication required or permitted to be given by any of the Parties to any other Party pursuant to this Escrow Agreement or in furtherance thereto shall be validly made if sent through registered letter with return receipt (“Raccomandata A.R.”), anticipated via fax or e-mail, according to the following provisions:

(i)	if to the Buyer, to:

AMRI – Albany Molecular Research, Inc.

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

with copy to:

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

(ii)	if to the Seller, to:

Lauro Cinquantasette S.p.A.

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

with copy to:

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

(iii)	if to the Escrow Agent, to:

Cordusio Fiduciaria Spa

[__________]

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

with copy to:

[__________]

Fax: [__________]

Email: [__________]

Attention: [__________]

or at such other address and/or fax numbers and/or e-mail addresses as either Party may hereafter provide to the other Parties by written notice to be given in accordance with the provisions herein above.

9.4.	This Escrow Agreement and the rights arising hereof shall not be assignable by either Party without the prior written consent of the other Parties.

9.5.	The headings of sections in this Escrow Agreement are provided for convenience only and shall not affect its construction or interpretation.

9.6.	This Escrow Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assignees.

9.7.	No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.8.	If any provision of this Escrow Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Escrow Agreement, such provision shall be fully severable. This Escrow Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Escrow Agreement and the remaining provisions of this Escrow Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Escrow Agreement. Furthermore, the Parties shall negotiate in good faith the replacement of such illegal, invalid, or unenforceable provision with another provision as similar in terms to such provision substituted as may be possible and be legal, valid and enforceable.

10.	Governing law and jurisdiction

10.1.	This Escrow Agreement and the documents signed pursuant to it shall be regulated, performed, and interpreted in accordance with Italian law.

10.2.	Any dispute between the Parties arising out of or in connection with this Escrow Agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Chamber of Milan (Regolamento della Camera Arbitrale di Milano) (the Arbitration). The Arbitration panel shall be composed of three arbitrators (the Arbitrators, and each an Arbitrator). The Arbitrators shall be appointed by mutual agreement between the Parties involved in the litigation within 20 (twenty) Business Days after the receipt by the respondent(s) of the request for arbitration or, in the event the Arbitrators are not mutually appointed within such term, by the Arbitration Chamber of Milan in accordance with its Rules. The place of Arbitration shall be Milan (Italy).

The Arbitrators shall act on the following basis:

a.	If requested by any of the parties involved, the language of the Arbitration shall be English and the panel shall render its decision within 180 (one hundred eighty) days from the date it accepts the office;

b.	the parties may submit any evidence and/or document in the Italian or English language;

c.	the panel shall decide in accordance with the rules of law (secondo diritto), pursuant to the Italian Civil Code and to the Italian Code of Civil Procedure (arbitrato rituale);

d.	the final award shall also fix the costs of the arbitration and decide which of the parties or in what proportion the parties shall bear them; and

e.	the award of the Arbitrators shall be final and binding and shall not be subject to appeal.

Save as provided in this clause, the Arbitration shall be regulated by the Rules of the Arbitration Chamber of Milan (Regolamento della Camera Arbitrale di Milano).

10.3.	Each Party hereby designates its respective addresses for the giving of notice, as set forth in clause 9.2, as its respective domiciles at which service of process may be made in any legal action or proceeding arising hereunder.

*** ***

Schedule 5.1

Part 1

Form of Joint Payment Instruction

REGISTERED LETTER WITH RETURN RECEIPT

References of the escrow agent: [•]

CC

[References of […]: [•]]

Subject: Joint Payment Instruction

Dear Sirs,

Reference is made to the Escrow Agreement executed between AMRI – Albany Molecular Research, Inc., Lauro Cinquantasette S.p.A. and [Escrow Agent] on [•], 2016 (the Escrow Agreement). Capitalized terms used and not otherwise defined herein shall have the same meaning as in the Escrow Agreement.

Pursuant to Article 5.1, letter (a) of the Escrow Agreement, we hereby jointly instruct you to transfer the amount of EUR [•] from the Escrow Account IBAN [•] opened in the name of Lauro Cinquantasette S.p.A. for further credit to the [Seller Designated Account / Buyer Designated Account].

This Payment Instruction and any non-contractual obligation arising out of or in connection with the same are governed by and shall be construed in accordance with Italian law.

Best regards.

AMRI – Albany Molecular Research, Inc.	Lauro Cinquantasette S.p.A.

_______________________________
_______________________________

Represented by ___________________	Represented by
_______________________

Date: ___________________________	Date:
___________________________

Part 2

Form of Buyer Payment Instruction pursuant to article 5.1(b)(i)

REGISTERED LETTER WITH RETURN RECEIPT

[place and date]

References of the escrow agent: [•]

CC

[References of […]: [•]]

and

References of Lauro Cinquantasette S.p.A.: [•]

Subject: Buyer Payment Instruction pursuant to article 5.1(b)(i) of the Escrow Agreement

Dear Sirs,

Reference is made to the Escrow Agreement executed between AMRI – Albany Molecular Research, Inc., Lauro Cinquantasette S.p.A. and [Escrow Agent] on [•], 2016 (the Escrow Agreement). Capitalized terms used and not otherwise defined herein shall have the same meaning as in the Escrow Agreement.

Pursuant to Article 5.1(b)(i) of the Escrow Agreement, please find attached hereto copy of an enforceable arbitration award issued under the Agreement ordering the release from the Escrow Account in favor of AMRI – Albany Molecular Research, Inc. of the amount of EUR [•]. In light of the above, we therefore instruct you to transfer the above amount of EUR [•] from the Escrow Account IBAN [•] opened in the name of Lauro Cinquantasette S.p.A. to the Buyer Designated Account.

This Payment Instruction and any non-contractual obligation arising out of or in connection with the same are governed by and shall be construed in accordance with Italian law.

Best regards.

AMRI – Albany Molecular Research, Inc.

Represented by

Part 3

Form of Buyer Payment Instruction pursuant to article 5.1(b)(ii)

REGISTERED LETTER WITH RETURN RECEIPT

[place and date]

References of the escrow agent: [•]

CC

[References of […]: [•]]

and

References of Lauro Cinquantasette S.p.A.: [•]

Subject: Buyer Payment Instruction pursuant to article 5.1(b)(ii) of the Escrow Agreement

Dear Sirs,

Reference is made to the Escrow Agreement executed between AMRI – Albany Molecular Research, Inc., Lauro Cinquantasette S.p.A. and [Escrow Agent] on [•], 2016 (the Escrow Agreement). Capitalized terms used and not otherwise defined herein shall have the same meaning as in the Escrow Agreement.

Reference is also made to the Claim of Indemnity dated [_____] addressed to the Seller with copy to the Escrow Agent, and received by the Seller on [_____], whereby we requested payment from the Seller of the amount of EUR [_____]. With this letter, pursuant to Article 5.1(b)(ii) of the Escrow Agreement, we confirm that the:

[ ] (1) [30 (thirty)] Business Day term provided article [9.5] of the Agreement for the Seller to object to the Claim of Indemnity has elapsed without any objection having been raised or

[ ] (2) Buyer and Seller have agreed the amount of Losses under the Claim of Indemnity.

[mark (1) or (2) as appropriate]

We therefore request and instruct you to proceed with the release in favor of the Buyer of the amount indicated in the Claim of Indemnity of EUR [______] from the Escrow Account IBAN [•] opened in the name of Lauro Cinquantasette S.p.A. to the Buyer Designated Account.

This Payment Instruction and any non-contractual obligation arising out of or in connection with the same are governed by and shall be construed in accordance with Italian law.

Best regards.

AMRI – Albany Molecular Research, Inc.

Represented by

Schedule 9.1

Escrow Agent Fees

Fee Item	Time of payment	Amount
One off set-up fee	Within 30 days from receipt of the relevant invoice	Euro 10.000,00
Annual fee for all fiduciary services	Within 30 days from receipt of the relevant invoice	0.2% of the Escrow Amount actually deposited in the Escrow Account
Annual fee for all administrative services	Within 30 days from receipt of the relevant invoice	Euro 150

All payments are exclusive of VAT.

SCHEDULE 1.1 (J)

FORM OF PROMISSORY NOTE A

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

Original Principal Amount: €24,000,000	Issue Date: [______], 2016[1]

FOR VALUE RECEIVED, the undersigned [Albany Molecular Research, Inc.], a company incorporated under the laws of the State of Delaware (the “Maker”), hereby promises to pay Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy (the “Initial Holder”) or its registered permitted assigns as set forth in Section 6 (the “Holder”), the aggregate principal amount of Twenty Four Million Euros (€24,000,000) (the “Initial Principal Amount”), or such lesser amount as may be outstanding under this Note from time to time and any applicable outstanding interest. Concurrently with this execution of this Note, Albany Molecular Research Inc., a company incorporated under the laws of the State of Delaware (the “Guarantor”) is delivering a Guaranty Agreement, dated as of [___________], 20162 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which the Guarantor guarantees the Maker’s payment obligations hereunder on the terms set forth therein. This Note is issued by the Maker pursuant to a certain Share Purchase Agreement, dated as of [___________], 20163 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among the Maker, [the Guarantor] and the Initial Holder. All capitalized terms not defined herein shall have the respective meanings given to them in the Purchase Agreement. This Note is one of a series of promissory notes issued by the Maker on [_______], 20164 pursuant to the Purchase Agreement (collectively, and together with any notes issued in exchange hereof or thereof, the “Promissory Notes”). The Holder, together with the holders of the other Promissory Notes shall be referred to collectively as the “Holders”. This Note shall be pari passu in right of priority and payment with each of the other Promissory Notes.

1        NTD: To be the Closing Date under the SPA.

2        NTD: To be the Closing Date under the SPA.

3        NTD: To be the Closing Date under the SPA.

4          NTD: To be the Closing Date under the SPA.

1.           Principal Payments.

(a)          The Maker shall pay to Lauro Cinquantasette S.p.A., in its capacity as Representative of the Holders (in such capacity, the “Representative”), for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes, the Initial Principal Amount in three (3) equal installments of Eight Million Euros (€8,000,000) each (each such payment, an “Installment Payment”), with one Installment Payment due and payable on each anniversary of the Closing Date, commencing on the third (3rd) anniversary of the Closing Date (each such date, an “Installment Payment Date”); provided however, that the final Installment Payment shall be of an amount equal to the remaining outstanding balance under the Promissory Notes together with any unpaid interest thereon.

(b)          The Maker shall have the option to prepay the Promissory Notes, in whole or in part, on a pro rata basis at any time without premium or penalty, together with payment of accrued and unpaid interest on the principal amount prepaid. Amounts paid pursuant to this Section 1(b) shall be applied to reduce the remaining Installment Payments as directed by the Maker.

(c)          After all amounts due on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

2.           Interest Payments.

(a)          The outstanding principal amount under this Note shall bear interest from the date hereof through and including the date when the outstanding principal amount under this Note is paid in full, at a rate equal to 0.25% per annum (the “Interest Rate”), which shall be due and payable in cash on the first day of January, April, July and October during each calendar year until the Initial Principal Amount is fully paid (each an “Interest Payment Date”) and on the final Installment Payment Date.

(b)          Interest hereunder shall be calculated on the basis of a 365 day year and actual days elapsed. Payments of the principal amount of this Note and interest hereunder shall be made in Euros and in immediately available funds to the account of the Representative, for distribution to the Holder at the account set forth on the signatures pages hereof or as may be designated in writing by the Holder to the Representative at least five (5) business days before the applicable Installment Payment Date or Interest Payment Date.

(c)          If an Event of Default has occurred and is continuing, the interest on the outstanding principal amount under this Note shall automatically increase and bear interest from such date at the rate of the three-month LIBOR Rate plus 7.50% to the fullest extent permitted by applicable laws and shall be payable upon demand for so long as the Event of Default exists.

(d)          All interest to be paid by the Maker under this Note shall be paid to the Representative for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes.

3.           Representations and Warranties. The Maker represents and warrants, as of the date hereof, that:

2

(a)          Existence, Power. The Maker (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Note.

(b)          Authorization; No Contravention. The execution, delivery and performance by the Maker of this Note (i) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (ii) does not and will not (x) contravene the terms of any of the Maker’s organization documents, (y) conflict with or result in any breach or contravention of any contractual obligation to which the Maker is a party or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Maker or its property is subject or (z) violate any law.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Maker in connection with the execution and delivery of this Note by the Maker or the performance by the Maker hereunder, except for such filings, authorizations, consents and approvals that if not obtained or made would not have, individually or in the aggregate, a material adverse effect on the ability of the Maker to consummate the transactions contemplated by this Note.

(d)          Binding Effect. This Note has been duly executed and delivered by the Maker. This Note constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws.

4.           Defaults and Remedies.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          the Maker shall fail to pay (i) any Installment Payment or (ii) any interest with respect to this Note, in each case, when due and payable on the applicable Installment Payment Date or Interest Payment Date, as the case may be, or as otherwise expressly required hereunder and such failure shall continue unremedied for a period of five (5) business days;

(b)          (i) the Maker, the Guarantor or any of their respective subsidiaries shall fail to comply in any material respect with any of its agreements or covenants in, or provisions of, this Note (other than any failure to comply with principal and interest payment obligations, which are addressed by clause (a) above) and, in each case, such failure shall continue unremedied for a period of thirty (30) days following written notice thereof or (ii) any representation or warranty made or deemed made by the Maker, the Guarantor or any of their respective subsidiaries herein shall be incorrect or misleading in any material respect when made;

3

(c)          (i) the Guarantee shall cease to be in full force and effect or the Guarantor shall deny or disaffirm any of such Guarantor’s obligations under the Guarantee or (ii) there occurs a Change of Control and, in each case, such default shall be immediate;

(d)          a Guarantor Default shall continue unremedied for a period of thirty (30) days following written notice thereof;

(e)          any event or condition that results in any indebtedness of the Maker or the Guarantor in an aggregate principal amount exceeding $34,500,000 (“Material Indebtedness”),5 whether such indebtedness now exists or shall be created hereafter, becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(f)          one or more judgments for the payment of money in an aggregate amount in excess of $28,750,0006 shall be entered against the Maker or the Guarantor and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days after such judgment becomes final during which execution shall not be effectively stayed; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by (x) a valid and binding policy of insurance in favor of the Maker or the Guarantor (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Maker or the Guarantor to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage) or (y) any third-party indemnification obligation;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, examination, composition, assignment, arrangement, moratorium of any indebtedness, reorganization or other relief in respect of the Maker or the Guarantor or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, liquidator, examiner, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; and

5    NTD: Will be calculated consistently with credit agreement with 15% cushion.

6    NTD: Will be calculated consistently with credit agreement with 15% cushion.

4

(h)          the Maker or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, examination, reorganization compromise, composition, assignment, arrangement with any creditor or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 4, (iii) apply for or consent to the appointment of a receiver, examiner, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

Promptly and in any event within five (5) business days of becoming aware of any Event of Default or event or occurrence that with the passage of time or notice or both would constitute an Event of Default, each of the Holder and the Maker shall furnish to the other party written notice thereof.

Upon the occurrence and during the continuance of an Event of Default, the Representative may, at its option and without notice (such notice being expressly waived), declare and demand that the unpaid principal of and any accrued interest on this Note immediately due and payable, and the Representative may pursue all rights and remedies available hereunder. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of this Section 4 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Representative. The Representative may, in its sole discretion, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

Additionally, the Representative may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in the Representative’s sole discretion. Failure of the Representative, for any period of time or on more than one occasion, to declare and demand this Note immediately due and payable shall not impair the right or remedy or constitute a waiver of the right to exercise the same at any time from and after any Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding anything to the contrary set forth in any Promissory Note or the Guaranty Agreement, each of the Maker and the Holder agrees that this Note and the Guaranty Agreement may be enforced only by the action of the Representative and that no Holder (in its capacity as such) shall have any right individually to seek to enforce this Note or any other Promissory Note, the Guaranty Agreement or any other agreement entered into in connection herewith.

5.           Defined Terms.

The following terms shall have the following meanings in this Note:

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A hereto.

5

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the ordinary voting power represented by the issued and outstanding equity interests of the Guarantor or (b) the Guarantor shall cease to own and control, of record and beneficially, 100% of each class of outstanding equity interests of the Maker free and clear of all liens (except liens created in connection with the Senior Credit Agreement); provided, however, that the foregoing shall not restrict a merger of the Maker with and into Target, with Target assuming the obligations of the Maker under this Note.

“Closing Date” means [________], 2016.7

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, federal, state or foreign or other applicable jurisdictions from time to time in effect.

“Guarantor Default” means that the Guarantor or the Maker permits the Secured Leverage Ratio (as defined in the senior credit agreement of the Guarantor, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”)) of the Guarantor and its subsidiaries on a consolidated basis as of the last day of any four fiscal quarter period of the Guarantor, commencing with the first such date following the Closing Date to exceed the applicable ratio set forth below: 8

Test Period	Secured Leverage Ratio
[______] through [______]	[___]:1.00
[______] and thereafter	[___]:1.00
[______] and thereafter	[___]:1.00

7    NTD: The closing date under the Purchase Agreement.

8    NTD: The leverage ratio will be calculated consistently with the leverage ratio in the senior credit agreement, and subject to a 15% cushion to the leverage ratio in the senior credit agreement.

6

In the event the Maker fails to comply with the financial covenant set forth above as of the last day of any fiscal quarter, any cash proceeds of the issuance of equity interests of the Maker that are included in the calculation of “Consolidated EBITDA” under the Senior Credit Agreement for any fiscal quarter shall be included in the calculation of “Consolidated EBITDA” hereunder for purposes of calculating the Secured Leverage Ratio hereunder (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) under the Senior Credit Agreement. No Holder shall accelerate any Promissory Note or otherwise exercise any remedies available to it during the continuance of a default or Event of Default as a result of a Guarantor Default prior to the date that is fifteen (15) Business Days following the date on which the financial statements of the Maker are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the U.S. Securities and Exchange Commission.

“LIBOR Rate” means the London Interbank Offered Rate per annum that appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for the corresponding deposits of Euros as of approximately 11:00 a.m. (London, England time), two business days prior to the commencement of the three-month interest period.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Target” means Prime European Therapeuticals S.p.A. - Euticals, a company organized and existing under the laws of Italy.

6.           Assignments.

(a)          The Holder may sell, transfer, pledge, assign, hypothecate or otherwise dispose of this Note or any right, title or interest herein to any other person, in each case without the prior written consent of the Maker.

(b)          The Maker may not assign this Note or its obligations hereunder to any other person without the prior written consent of the Representative; provided, however, that the Maker shall have the right to assign this Notes and its obligations hereunder (i) to the Guarantor or (ii) to the Target in connection with any merger of Maker with and into the Target.

(c)          No sale, transfer, pledge, assignment hypothecation or other disposition of any Promissory Note shall be effective unless and until an assignment and assumption is entered into by the assigning Holder and the assignee (with the consent of the Maker, if applicable pursuant to the terms hereof), substantially in the form of Exhibit A and delivered to the Maker and the Representative.

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(d)          The Representative, acting solely for this purpose as a non-fiduciary agent of the Maker, will keep at its principal office in Via del Lauro, 7 - 20131 Milano (or such other location of its principal office from time to time) a register (the “Register”) in which the Representative will provide for the registration and transfer of the Note and will record the name and address of each Holder and principal amounts (and related interest amounts) of the Promissory Notes owing to each Holder. The entries in the Register shall be conclusive absent manifest error. The Representative and the Maker, and any agent of the Representative and the Maker, shall treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of the principal amount of this Note and interest on the unpaid balance of such principal amount and for all other purposes, whether or not this Note is overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary. The Register shall be available for inspection by the Maker and, with respect to its own interest only, any Holder, in each case, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon surrender of this Note for registration of transfer or for exchange to the Maker at its principal office set forth above, in each case in accordance with this Section 6, the Maker will execute and deliver in exchange therefor one or more new Promissory Notes. Such new Promissory Notes shall (A) have an aggregate principal amount equal to the principal amount of the surrendered Note and such principal amount shall be divided into equal installment payments over the then-remaining Installment Payment Dates (as adjusted to reflect any prepayments made pursuant to Section 1(b)), (B) be registered in each case in the name of the permitted transferee and, in the case of a partial assignment, the initial Holder and (C) be dated as of the quarterly interest payment date coinciding with or immediately preceding the date of such surrender.

(f)          By accepting this Note, the Holder acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Holder shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Holder shall be void and without force and effect.

8

(g)          Subject to each of the foregoing, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.           Notices.

Any notice or other communication to be given in connection with this Note or the Guaranty Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below (or such other address designated by a party pursuant to written notice):

Maker:	c/o Albany Molecular Research, Inc. 26 Corporate Circle Albany, New York 12212 Fax: (518) 512-2075 Attn: Chief Financial Officer

With a copy to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405 Phone: (212) 813-8857 Fax: (212) 355-3333 Attn: Jennifer K. Bralower

Holder:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano Phone: +39-02-96953394 +39-02-8995221 Fax: +39-02-869522522 Attn: Chief Financial Officer

With a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Phone: (212) 909-6306 Fax: (212) 909-6836 Attn: Maurizio Levi-Minzi

Any notice or other communication in connection with the Promissory Notes shall be delivered to the Representative, for distribution to the Holders.

9

8.           Miscellaneous.

(a)          No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b)          This Note and each of the other Promissory Notes may not be amended, modified or supplemented, and no provision hereof or thereof shall be waived, without the prior written approval of the Representative and the Maker; provided that an amendment, modification, supplement or waiver which would materially and adversely affect a particular Holder differently from all other Holders shall be effective only with the consent of the Holder so affected.

(c)          The Maker shall not have the right to set off or otherwise reduce the amount of any payment (or any part of such amount) owed by it to the Holder hereunder, whether contingent or otherwise, by or against any amount owed to the Maker or its Affiliates under the Purchase Agreement or otherwise.

(d)           If any payment hereunder becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day. As used herein, the term “business day” shall mean a day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of New York or Milan, Italy.

(e)          Nothing contained in this Note shall be construed as conferring upon the Holder or any other person any right as an equity holder of the Maker.

(f)           In the event any interest is paid on this Note which is deemed to be in excess of then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)          This Note shall be executed in English which shall be the only language governing this Note.

(h)          This Note and the rights and obligations of the Maker and the Holder hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(i)           Any dispute between the Maker and the Holder which relates to this Note or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Note.

10

(j)          The Holder hereby irrevocably appoints Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy, to act on its behalf as the Representative hereunder and under the other Promissory Notes and authorizes the Representative to take such actions (including, without limitation, receipt of notices and payments) on its behalf and to exercise such powers as are delegated to the Representative by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Maker and the Holder hereby acknowledge and agree that the Representative may resign by delivery of thirty (30) days prior written notice to the Maker, so long as the Representative designates a successor representative reasonably satisfactory to the Maker (provided that Maker’s consent shall not be required for Representative’s designation of a shareholder of the Representative as of the date hereof as the successor representative).

[Signature page follows.]

11

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.

MAKER:

[ALBANY MOLECULAR RESEARCH, INC.]

By:
Name:
Title:

Accepted and Agreed:

HOLDER:

[LAURO CINQUANTASETTE S.p.A]

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit A

EXHIBIT A

[Form of] Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Promissory Note identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), issued in connection with the Share Purchase Agreement, dated as of [___________], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Maker (as defined below), [the Guarantor] and the Initial Holder (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration or otherwise in accordance with applicable law, the Assignor hereby irrevocably sells or otherwise transfers to the Assignee, and the Assignee hereby irrevocably assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note, as of the Effective Date inserted by the Representative as contemplated below all of the Assignor’s rights and obligations in its capacity as a Holder under the Note and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor or the Maker.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]

3.	Maker:	[BUYER] (the “Maker”)

5.	Note:	Promissory Note [A][B][C], dated as of [_______], by the Maker in favor of, and as accepted and agreed to by, [INITIAL HOLDER] (“Initial Holder”)

6.	Assigned Interest:

Aggregate Principal Amount of Note Outstanding		Amount of Principal Assigned*		Percentage of Principal Assigned
$		$		$		%
	545454		545454		545454

8.	Effective Date:[1]	__________________, 20__

[Signature Page Follows]

1 To be inserted by the Representative and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[BUYER]
as the Maker

By:
Title:

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

a.          Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Note, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note, (C) the financial condition of the Maker, any of its subsidiaries or affiliates or any other person obligated in respect of the Note or (D) the performance or observance by the Maker, any of its subsidiaries or affiliates or any other person of any of their respective obligations under the Note.

b.          Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder of the Note, (B) from and after the Effective Date, it shall be bound by the provisions of the Note and the other instruments or documents furnished pursuant thereto as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, and (C) it has received a copy of the Note and the Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Representative, the Maker or the Assignor; and (ii) agrees that (A) it will, independently and without reliance on the Representative, the Maker, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note and (B) it will perform in accordance with their terms all of the obligations that by the terms of the Note are required to be performed by it as a Holder.

c.          Investment Representation. The Assignee further acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Assignee shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Assignee shall be void and without force and effect.

2.             [[Reserved.]//[No Novation. The Assignee further acknowledges that the Note was initially issued pursuant to the Purchase Agreement and, for the avoidance of doubt, agrees that the Note is, and after giving effect to the transactions contemplated by this Assignment and Assumption shall continue to be, subject in all respects to the Maker’s set off rights contained in the Purchase Agreement (as interpreted in accordance with the Purchase Agreement) and in Section [8(c)] of the Note.]2]

2 Note: Section 2 to be “Reserved” in Promissory Note A and Promissory Note C, and “No Novation” language only to be included in Assignment & Assumption Agreement attached to Promissory Note B.

3.             Payments and Notices. From and after the Effective Date referred to in this Assignment and Assumption, to the extent Representative receives any payment in respect of the Promissory Notes from Maker, the Representative shall distribute all or a portion, as applicable, of such payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (i) to the Assignor, in accordance with the terms and conditions of the Note, for amounts which have accrued to but excluding [Insert Date] and (ii) to the Initial Holder, as agent for the Assignee, for amounts which have accrued from and after [Insert Date].

4.             General Provisions. This Assignment and Assumption shall be executed in English, which shall be the only language governing this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the Assignor, the Assignee and the Maker hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof. Any dispute between the Assignee and the Assignor which relates to this Assignment and Assumption or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Assignment and Assumption. This Assignment and Assumption may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment and Assumption by signing any such counterpart.

SCHEDULE 1.1 (K)

FORM OF PROMISSORY NOTE B

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

Original Principal Amount: €31,000,000	Issue Date: [______], 2016[1]

FOR VALUE RECEIVED, the undersigned Albany Molecular Research, Inc., a company incorporated under the laws of the State of Delaware (USA) (the “Maker”), hereby promises to pay Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy (the “Initial Holder”) or its registered permitted assigns as set forth in Section 6 (the “Holder”), the aggregate principal amount of Thirty-One Million Euros (€31,000,000) (the “Initial Principal Amount”), or such lesser amount as may be outstanding under this Note from time to time and any applicable outstanding interest. Concurrently with this execution of this Note, Albany Molecular Research Inc., a company incorporated under the laws of the State of Delaware (the “Guarantor”) is delivering a Guaranty Agreement, dated as of [___________], 20162 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which the Guarantor guarantees the Maker’s payment obligations hereunder on the terms set forth therein. This Note is issued by the Maker pursuant to a certain Share Purchase Agreement, dated as of [___________], 20163 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among the Maker, [the Guarantor] and the Initial Holder. All capitalized terms not defined herein shall have the respective meanings given to them in the Purchase Agreement. This Note is one of a series of promissory notes issued by the Maker on [_______], 20164 pursuant to the Purchase Agreement (collectively, and together with any notes issued in exchange hereof or thereof, the “Promissory Notes”). The Holder, together with the holders of the other Promissory Notes shall be referred to collectively as the “Holders”. Subject to Section 8(c) hereof, this Note shall be pari passu in right of priority and payment with each of the other Promissory Notes.

1.	Principal Payments.

(a)          The Maker shall pay to Lauro Cinquantasette S.p.A., in its capacity as Representative of the Holders (in such capacity, the “Representative”), for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes (for the avoidance of doubt, giving effect to the Maker’s setoff rights under Section 8(c) hereof), the Initial Principal Amount in three (3) equal installments of Ten Million, Three Hundred Thirty-Three Thousand, Three Hundred Thirty-Three and 33/100 Euros (€10,333,333.33) each (each such payment, an “Installment Payment”), with one Installment Payment due and payable on each anniversary of the Closing Date, commencing on the third (3rd) anniversary of the Closing Date (each such date, an “Installment Payment Date”); provided however, that the final Installment Payment shall be of an amount equal to the remaining outstanding balance under the Promissory Notes together with any unpaid interest thereon.

[1]	NTD: To be the Closing Date under the SPA.
[2]	NTD: To be the Closing Date under the SPA.
[3]	NTD: To be the Closing Date under the SPA.
[4]	NTD: To be the Closing Date under the SPA.

(b)          The Maker shall have the option to prepay the Promissory Notes, in whole or in part, on a pro rata basis (for the avoidance of doubt, giving effect to the Maker’s setoff rights under Section 8(c) hereof) at any time without premium or penalty, together with payment of accrued and unpaid interest on the principal amount prepaid. Amounts paid pursuant to this Section 1(b) shall be applied to reduce the remaining Installment Payments as directed by the Maker.

(c)          After all amounts due on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

2.	Interest Payments.

(a)          The outstanding principal amount under this Note shall bear interest from the date hereof through and including the date when the outstanding principal amount under this Note is paid in full, at a rate equal to 0.25% per annum (the “Interest Rate”), which shall be due and payable in cash on the first day of January, April, July and October during each calendar year until the Initial Principal Amount is fully paid (each an “Interest Payment Date”) and on the final Installment Payment Date.

(b)          Interest hereunder shall be calculated on the basis of a 365 day year and actual days elapsed. Payments of the principal amount of this Note and interest hereunder shall be made in Euros and in immediately available funds to the account of the Representative, for distribution to the Holder at the account set forth on the signatures pages hereof or as may be designated in writing by the Holder to the Representative at least five (5) business days before the applicable Installment Payment Date or Interest Payment Date.

(c)          If an Event of Default has occurred and is continuing, the interest on the outstanding principal amount under this Note shall automatically increase and bear interest from such date at the rate of the three-month LIBOR Rate plus 7.50% to the fullest extent permitted by applicable laws and shall be payable upon demand for so long as the Event of Default exists.

(d)          All interest to be paid by the Maker under this Note shall be paid to the Representative for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes (for the avoidance of doubt with respect to such principal amount, giving effect to the Maker’s setoff rights under Section 8(c) hereof).

2

3.	Representations and Warranties. The Maker represents and warrants, as of the date hereof, that:

(a)          Existence, Power. The Maker (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Note.

(b)          Authorization; No Contravention. The execution, delivery and performance by the Maker of this Note (i) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (ii) does not and will not (x) contravene the terms of any of the Maker’s organization documents, (y) conflict with or result in any breach or contravention of any contractual obligation to which the Maker is a party or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Maker or its property is subject or (z) violate any law.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Maker in connection with the execution and delivery of this Note by the Maker or the performance by the Maker hereunder, except for such filings, authorizations, consents and approvals that if not obtained or made would not have, individually or in the aggregate, a material adverse effect on the ability of the Maker to consummate the transactions contemplated by this Note.

(d)          Binding Effect. This Note has been duly executed and delivered by the Maker. This Note constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws.

4.	Defaults and Remedies.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          the Maker shall fail to pay (i) any Installment Payment or (ii) any interest with respect to this Note, in each case, when due and payable on the applicable Installment Payment Date or Interest Payment Date, as the case may be, or as otherwise expressly required hereunder and such failure shall continue unremedied for a period of five (5) business days;

(b)          (i) the Maker, the Guarantor or any of their respective subsidiaries shall fail to comply in any material respect with any of its agreements or covenants in, or provisions of, this Note (other than any failure to comply with principal and interest payment obligations, which are addressed by clause (a) above) and, in each case, such failure shall continue unremedied for a period of thirty (30) days following written notice thereof or (ii) any representation or warranty made or deemed made by the Maker, the Guarantor or any of their respective subsidiaries herein shall be incorrect or misleading in any material respect when made;

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(c)          (i) the Guarantee shall cease to be in full force and effect or the Guarantor shall deny or disaffirm any of such Guarantor’s obligations under the Guarantee or (ii) there occurs a Change of Control and, in each case, such default shall be immediate;

(d)          a Guarantor Default shall continue unremedied for a period of thirty (30) days following written notice thereof;

(e)          any event or condition that results in any indebtedness of the Maker or the Guarantor in an aggregate principal amount exceeding $34,500,000 (“Material Indebtedness”),5 whether such indebtedness now exists or shall be created hereafter, becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(f)          one or more judgments for the payment of money in an aggregate amount in excess of $28,750,0006 shall be entered against the Maker or the Guarantor and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days after such judgment becomes final during which execution shall not be effectively stayed; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by (x) a valid and binding policy of insurance in favor of the Maker or the Guarantor (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Maker or the Guarantor to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage) or (y) any third-party indemnification obligation;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, examination, composition, assignment, arrangement, moratorium of any indebtedness, reorganization or other relief in respect of the Maker or the Guarantor or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, liquidator, examiner, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; and

5 NTD: Will be calculated consistently with credit agreement with 15% cushion.

6 NTD: Will be calculated consistently with credit agreement with 15% cushion.

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(h)          the Maker or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, examination, reorganization compromise, composition, assignment, arrangement with any creditor or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 4, (iii) apply for or consent to the appointment of a receiver, examiner, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

Promptly and in any event within five (5) business days of becoming aware of any Event of Default or event or occurrence that with the passage of time or notice or both would constitute an Event of Default, each of the Holder and the Maker shall furnish to the other party written notice thereof.

Upon the occurrence and during the continuance of an Event of Default, Representative may, at its option and without notice (such notice being expressly waived), declare and demand that the unpaid principal of and any accrued interest on this Note immediately due and payable, and the Representative may pursue all rights and remedies available hereunder. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of this Section 4 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Representative. The Representative may, in its sole discretion, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

Additionally, the Representative may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in the Representative’s sole discretion. Failure of the Representative, for any period of time or on more than one occasion, to declare and demand this Note immediately due and payable shall not impair the right or remedy or constitute a waiver of the right to exercise the same at any time from and after any Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding anything to the contrary set forth in any Promissory Note or the Guaranty Agreement, each of the Maker and the Holder agrees that this Note and the Guaranty Agreement may be enforced only by the action of the Representative and that no Holder (in its capacity as such) shall have any right individually to seek to enforce this Note or any other Promissory Note, the Guaranty Agreement or any other agreement entered into in connection herewith.

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5.	Defined Terms.

The following terms shall have the following meanings in this Note:

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the ordinary voting power represented by the issued and outstanding equity interests of the Guarantor or (b) the Guarantor shall cease to own and control, of record and beneficially, 100% of each class of outstanding equity interests of the Maker free and clear of all liens (except liens created in connection with the Senior Credit Agreement); provided, however, that the foregoing shall not restrict a merger of the Maker with and into Target, with Target assuming the obligations of the Maker under this Note.

“Closing Date” means [________], 2016.7

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, federal, state or foreign or other applicable jurisdictions from time to time in effect.

“Guarantor Default” means that the Guarantor or the Maker permits the Secured Leverage Ratio (as defined in the senior credit agreement of the Guarantor, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”)) of the Guarantor and its subsidiaries on a consolidated basis as of the last day of any four fiscal quarter period of the Guarantor, commencing with the first such date following the Closing Date to exceed the applicable ratio set forth below: 8

Test Period	Secured Leverage Ratio
[______] through [______]	[___]:1.00
[______] and thereafter	[___]:1.00
[______] and thereafter	[___]:1.00

7 NTD: The closing date under the Purchase Agreement.

8 NTD: The leverage ratio will be calculated consistently with the leverage ratio in the senior credit agreement, and subject to a 15% cushion to the leverage ratio in the senior credit agreement.

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In the event the Maker fails to comply with the financial covenant set forth above as of the last day of any fiscal quarter, any cash proceeds of the issuance of equity interests of the Maker that are included in the calculation of “Consolidated EBITDA” under the Senior Credit Agreement for any fiscal quarter shall be included in the calculation of “Consolidated EBITDA” hereunder for purposes of calculating the Secured Leverage Ratio hereunder (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) under the Senior Credit Agreement. No Holder shall accelerate any Promissory Note or otherwise exercise any remedies available to it during the continuance of a default or Event of Default as a result of a Guarantor Default prior to the date that is fifteen (15) Business Days following the date on which the financial statements of the Maker are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the U.S. Securities and Exchange Commission.

“LIBOR Rate” means the London Interbank Offered Rate per annum that appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for the corresponding deposits of Euros as of approximately 11:00 a.m. (London, England time), two business days prior to the commencement of the three-month interest period.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Target” means Prime European Therapeuticals S.p.A. - Euticals, a company organized and existing under the laws of Italy.

6.	Assignments.

(a)          Subject to Section 6(e):

(i)          On or prior to the second anniversary of the Closing Date (the “Second Anniversary”), the Holder may not sell, transfer, pledge, assign, hypothecate or otherwise dispose of this Note or any right, title or interest herein or thereto to any other person.

(ii)         From the Second Anniversary until the third anniversary of the Closing Date (the “Third Anniversary”), and subject to Section 6(d), the Holder may sell, transfer, pledge, assign, hypothecate or otherwise dispose of any of this Note or any right, title or interest therein or thereto to any person who was a shareholder of the Initial Holder on the Closing Date.

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(iii)        From and after the Third Anniversary, the Holder may sell, transfer, pledge, assign, hypothecate or otherwise dispose of this Note or any right, title or interest herein to any other person, in each case with the prior written consent of the Maker, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          The Maker may not assign this Note or its obligations hereunder to any other person without the prior written consent of the Representative; provided, however, that the Maker shall have the right to assign this Notes and its obligations hereunder (i) to the Guarantor or (ii) to the Target in connection with any merger of Maker with and into the Target.

(c)          No sale, transfer, pledge, assignment hypothecation or other disposition of any Promissory Note shall be effective unless and until an assignment and assumption is entered into by the assigning Holder and the assignee (with the consent of the Maker, if applicable pursuant to the terms hereof), substantially in the form of Exhibit A and delivered to the Maker and the Representative. By accepting this Note, each Holder unconditionally and irrevocably acknowledges and agrees that this Note is subject to any and all of the Maker’s set off rights contained in Section 8(c) and in the Purchase Agreement (as interpreted in accordance with the Purchase Agreement).

(d)          The Representative, acting solely for this purpose as a non-fiduciary agent of the Maker, will keep at its principal office in Via del Lauro, 7 20131 Milano (or such other location of its principal office from time to time) a register (the “Register”) in which the Representative will provide for the registration and transfer of the Note and will record the name and address of each Holder and principal amounts (and related interest amounts) of the Promissory Notes owing to each Holder. The entries in the Register shall be conclusive absent manifest error. The Representative and the Maker, and any agent of the Representative and the Maker, shall treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of the principal amount of this Note and interest on the unpaid balance of such principal amount and for all other purposes, whether or not this Note is overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary. The Register shall be available for inspection by the Maker and, with respect to its own interest only, any Holder, in each case, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon surrender of this Note for registration of transfer or for exchange to the Maker at its principal office set forth above, in each case in accordance with this Section 6, the Maker will execute and deliver in exchange therefor one or more new Promissory Notes; provided that promptly after the Second Anniversary, the Holder will surrender this Note to the Maker and the Maker will execute and deliver in exchange therefor (x) one Promissory Note substantially in the form of this Note in a principal amount equal to the Revised Cap (as defined in the Purchase Agreement) and (y) a second Promissory Note in the form of Exhibit B attached hereto (“Promissory Note C”) in a principal amount equal to the difference between the then outstanding principal and related interest on this Note and the Revised Cap. Such new Promissory Notes shall (A) have an aggregate principal amount equal to the principal amount of the surrendered Note and such principal amount shall be divided into equal installment payments over the then-remaining Installment Payment Dates (as adjusted to reflect any prepayments made pursuant to Section 1(b)), (B) be registered in each case in the name of the permitted transferee and, in the case of a partial assignment, the initial Holder and (C) be dated as of the quarterly interest payment date coinciding with or immediately preceding the date of such surrender.

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(f)          By accepting this Note, the Holder acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Holder shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Holder shall be void and without force and effect.

(g)          Subject to each of the foregoing, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.	Notices.

Any notice or other communication to be given in connection with this Note or the Guaranty Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below (or such other address designated by a party pursuant to written notice):

Maker:	c/o Albany Molecular Research, Inc. 26 Corporate Circle Albany, New York 12212 Fax: (518) 512-2075 Attn: Chief Financial Officer

9

With a copy to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405 Phone: (212) 813-8857 Fax: (212) 355-3333 Attn: Jennifer K. Bralower

Holder:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano Phone: +39-02-96953394 +39-02-8995221 Fax: +39-02-869522522 Attn: Chief Financial Officer

With a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Phone: (212) 909-6306 Fax: (212) 909-6836 Attn: Maurizio Levi-Minzi

Any notice or other communication in connection with the Promissory Notes shall be delivered to the Representative, for distribution to the Holders.

8.	Miscellaneous.

(a)          No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b)          This Note and each of the other Promissory Notes may not be amended, modified or supplemented, and no provision hereof or thereof shall be waived, without the prior written approval of the Representative and the Maker; provided that an amendment, modification, supplement or waiver which would materially and adversely affect a particular Holder differently from all other Holders shall be effective only with the consent of the Holder so affected.

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(c)          The Holder acknowledges and agrees that the Maker shall have the right, in accordance with and on the terms set forth in the Purchase Agreement (including Article 9 of the Purchase Agreement), to set off Permitted Amounts against payments due hereunder of (x) up to Thirty-One Million Euros (€31,000,000) for any Claims of Indemnity properly notified under the Purchase Agreement within twenty four (24) months following the Closing Date and (y) thereafter up to the Revised Cap; provided further that any Permitted Amounts, if applicable, shall be applied to reduce the Installment Payments in direct order of maturity. For purposes hereof, “Permitted Amounts” means Losses (1) for any Claims that have been properly noticed under the Purchase Agreement and agreed upon by the Buyer and the Seller pursuant to Article 9.4(a)(i) and (a)(ii) of the Purchase Agreement, (2) for any Claims for which the Seller does not provide timely notice contesting such amounts pursuant to Article 9.4(a)(iii) of the Purchase Agreement, (3) actually paid to a third party with the prior written consent of Seller under Article 9.4(b)(ii) or pursuant to a judgment, order, injunction, award, decree, law or regulation under Article 9.4(b)(iii), in each case, with respect to Third Party Claims or (4) finally determined pursuant to a judgment or arbitration award not subject to further appeal to be due and payable by the Seller to an Indemnified Party in accordance with the dispute provisions of the Purchase Agreement. If any Permitted Amounts set off under Article 9.4(b)(iii) proves to be more than the amount to which any Indemnified Party is entitled, as finally determined, the Buyer shall, forthwith upon receipt of the difference from the third party, pay the amount of such difference to the Seller for distribution to the Holders together with any interest accrued thereon at the Agreed Rate (as defined in the Purchase Agreement) in the period between the date on which the set off for such third party payment occurred and the date on which such difference is returned by the Maker to the Seller.

(d)          If any payment hereunder becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day. As used herein, the term “business day” shall mean a day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of New York or Milan, Italy.

(e)          Nothing contained in this Note shall be construed as conferring upon the Holder or any other person any right as an equity holder of the Maker.

(f)          In the event any interest is paid on this Note which is deemed to be in excess of then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)          This Note shall be executed in English which shall be the only language governing this Note.

(h)          This Note and the rights and obligations of the Maker and the Holder hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(i)          Any dispute between the Maker and the Holder which relates to this Note or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Note.

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(j)          The Holder hereby irrevocably appoints Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy, to act on its behalf as the Representative hereunder and under the other Promissory Notes and authorizes the Representative to take such actions (including, without limitation, receipt of notices and payments) on its behalf and to exercise such powers as are delegated to the Representative by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Maker and the Holder hereby acknowledge and agree that the Representative may resign by delivery of thirty (30) days prior written notice to the Maker, so long as the Representative designates a successor representative reasonably satisfactory to the Maker (provided that Maker’s consent shall not be required for Representative’s designation of a shareholder of the Representative as of the date hereof as the successor representative).

[Signature page follows.]

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IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.

MAKER:

[ALBANY MOLECULAR RESEARCH, INC.]

By:
Name:
Title:

Accepted and Agreed:

HOLDER:

[LAURO CINQUANTASETTE S.p.A]

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit A

EXHIBIT A

[Form of] Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Promissory Note identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), issued in connection with the Share Purchase Agreement, dated as of [___________], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Maker (as defined below), [the Guarantor] and the Initial Holder (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration or otherwise in accordance with applicable law, the Assignor hereby irrevocably sells or otherwise transfers to the Assignee, and the Assignee hereby irrevocably assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note, as of the Effective Date inserted by the Representative as contemplated below all of the Assignor’s rights and obligations in its capacity as a Holder under the Note and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor or the Maker.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]

3.	Maker:	[BUYER] (the “Maker”)

5.	Note:	Promissory Note [A][B][C], dated as of [_______], by the Maker in favor of, and as accepted and agreed to by, [INITIAL HOLDER] (“Initial Holder”)

6.	Assigned Interest:

Aggregate Principal Amount of Note Outstanding	Amount of Principal Assigned*	Percentage of Principal Assigned
$	$	$	%

8.	Effective Date:[1]	__________________, 20__

[Signature Page Follows]

1 To be inserted by the Representative and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[BUYER]
as the Maker

By:
Title:

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

a.          Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Note, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note, (C) the financial condition of the Maker, any of its subsidiaries or affiliates or any other person obligated in respect of the Note or (D) the performance or observance by the Maker, any of its subsidiaries or affiliates or any other person of any of their respective obligations under the Note.

b.          Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder of the Note, (B) from and after the Effective Date, it shall be bound by the provisions of the Note and the other instruments or documents furnished pursuant thereto as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, and (C) it has received a copy of the Note and the Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Representative, the Maker or the Assignor; and (ii) agrees that (A) it will, independently and without reliance on the Representative, the Maker, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note and (B) it will perform in accordance with their terms all of the obligations that by the terms of the Note are required to be performed by it as a Holder.

c.          Investment Representation. The Assignee further acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Assignee shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Assignee shall be void and without force and effect.

2.             [[Reserved.]//[No Novation. The Assignee further acknowledges that the Note was initially issued pursuant to the Purchase Agreement and, for the avoidance of doubt, agrees that the Note is, and after giving effect to the transactions contemplated by this Assignment and Assumption shall continue to be, subject in all respects to the Maker’s set off rights contained in the Purchase Agreement (as interpreted in accordance with the Purchase Agreement) and in Section [8(c)] of the Note.]2]

2 Note: Section 2 to be “Reserved” in Promissory Note A and Promissory Note C, and “No Novation” language only to be included in Assignment & Assumption Agreement attached to Promissory Note B.

3.             Payments and Notices. From and after the Effective Date referred to in this Assignment and Assumption, to the extent Representative receives any payment in respect of the Promissory Notes from Maker, the Representative shall distribute all or a portion, as applicable, of such payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (i) to the Assignor, in accordance with the terms and conditions of the Note, for amounts which have accrued to but excluding [Insert Date] and (ii) to the Initial Holder, as agent for the Assignee, for amounts which have accrued from and after [Insert Date].

4.             General Provisions. This Assignment and Assumption shall be executed in English, which shall be the only language governing this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the Assignor, the Assignee and the Maker hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof. Any dispute between the Assignee and the Assignor which relates to this Assignment and Assumption or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Assignment and Assumption. This Assignment and Assumption may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment and Assumption by signing any such counterpart.

Exhibit B

Form of Promissory Note C

Exhibit B

FORM OF PROMISSORY NOTE C

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

Original Principal Amount: €[_________][1]	Issue Date: [___________][2]

FOR VALUE RECEIVED, the undersigned Albany Molecular Research, Inc., a company incorporated under the laws of the State of Delaware (USA) (the “Maker”), hereby promises to pay Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy (the “Initial Holder”) or its registered permitted assigns as set forth in Section 6 (the “Holder”), the aggregate principal amount of [_________] Euros (€[_________]) (the “Initial Principal Amount”), or such lesser amount as may be outstanding under this Note from time to time and any applicable outstanding interest. Concurrently with this execution of this Note, Albany Molecular Research Inc., a company incorporated under the laws of the State of Delaware (the “Guarantor”) is delivering a Guaranty Agreement, dated as of [___________], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which the Guarantor guarantees the Maker’s payment obligations hereunder on the terms set forth therein. This Note is issued by the Maker pursuant to a certain Share Purchase Agreement, dated as of [___________], 2016 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among the Maker, [the Guarantor] and the Initial Holder. All capitalized terms not defined herein shall have the respective meanings given to them in the Purchase Agreement. This Note is one of a series of promissory notes issued by the Maker on [_______], 2016 pursuant to the Purchase Agreement (collectively, and together with any notes issued in exchange hereof or thereof, the “Promissory Notes”). The Holder, together with the holders of the other Promissory Notes shall be referred to collectively as the “Holders”. This Note shall be pari passu in right of priority and payment with each of the other Promissory Notes.

1.          Principal Payments.

(a)          The Maker shall pay to Lauro Cinquantasette S.p.A., in its capacity as Representative of the Holders (in such capacity, the “Representative”), for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes, the Initial Principal Amount in [three (3)]3 equal installments of [_________] Euros (€[_________])4 each (each such payment, an “Installment Payment”), with one Installment Payment due and payable on each anniversary of the Closing Date, commencing on the [third (3rd)]5 anniversary of the Closing Date (each such date, an “Installment Payment Date”); provided however, that the final Installment Payment shall be of an amount equal to the remaining outstanding balance under the Promissory Notes together with any unpaid interest thereon.

[1]	NTD: To be issued with a principal amount determined in accordance with §6(e) of Promissory Note B.
[2]	NTD: To be issued on the date determined in accordance with §6(e) of Promissory Note B.
[3]	NTD: To be equal to the number of Installment Payment Dates remaining when this Note is issued in accordance with §6(e) of Promissory Note B.

[4]	NTD: To be equal to the Initial Principal Amount above divided by the number of Installment Payment Dates remaining when this Note is issued in accordance with §6(e) of Promissory Note B.

[5]	NTD: To be equal to the number of Installment Payment Dates remaining when this Note is issued in accordance with §6(e) of Promissory Note B.

(b)          The Maker shall have the option to prepay the Promissory Notes, in whole or in part, on a pro rata basis at any time without premium or penalty, together with payment of accrued and unpaid interest on the principal amount prepaid. Amounts paid pursuant to this Section 1(b) shall be applied to reduce the remaining Installment Payments as directed by the Maker.

(c)          After all amounts due on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

2.          Interest Payments.

(a)          The outstanding principal amount under this Note shall bear interest from the date hereof through and including the date when the outstanding principal amount under this Note is paid in full, at a rate equal to 0.25% per annum (the “Interest Rate”), which shall be due and payable in cash on the first day of January, April, July and October during each calendar year until the Initial Principal Amount is fully paid (each an “Interest Payment Date”) and on the final Installment Payment Date.

(b)          Interest hereunder shall be calculated on the basis of a 365 day year and actual days elapsed. Payments of the principal amount of this Note and interest hereunder shall be made in Euros and in immediately available funds to the account of the Representative, for distribution to the Holder at the account set forth on the signatures pages hereof or as may be designated in writing by the Holder to the Representative at least five (5) business days before the applicable Installment Payment Date or Interest Payment Date.

(c)          If an Event of Default has occurred and is continuing, the interest on the outstanding principal amount under this Note shall automatically increase and bear interest from such date at the rate of the three-month LIBOR Rate plus 7.50% to the fullest extent permitted by applicable laws and shall be payable upon demand for so long as the Event of Default exists.

(d)          All interest to be paid by the Maker under this Note shall be paid to the Representative for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes.

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3.          Representations and Warranties. The Maker represents and warrants, as of the date hereof, that

(a)          Existence, Power. The Maker (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Note.

(b)          Authorization; No Contravention. The execution, delivery and performance by the Maker of this Note (i) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (ii) does not and will not (x) contravene the terms of any of the Maker’s organization documents, (y) conflict with or result in any breach or contravention of any contractual obligation to which the Maker is a party or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Maker or its property is subject or (z) violate any law.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Maker in connection with the execution and delivery of this Note by the Maker or the performance by the Maker hereunder, except for such filings, authorizations, consents and approvals that if not obtained or made would not have, individually or in the aggregate, a material adverse effect on the ability of the Maker to consummate the transactions contemplated by this Note.

(d)          Binding Effect. This Note has been duly executed and delivered by the Maker. This Note constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws.

4.          Defaults and Remedies.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          the Maker shall fail to pay (i) any Installment Payment or (ii) any interest with respect to this Note, in each case, when due and payable on the applicable Installment Payment Date or Interest Payment Date, as the case may be, or as otherwise expressly required hereunder and such failure shall continue unremedied for a period of five (5) business days;

(b)          (i) the Maker, the Guarantor or any of their respective subsidiaries shall fail to comply in any material respect with any of its agreements or covenants in, or provisions of, this Note (other than any failure to comply with principal and interest payment obligations, which are addressed by clause (a) above) and, in each case, such failure shall continue unremedied for a period of thirty (30) days following written notice thereof or (ii) any representation or warranty made or deemed made by the Maker, the Guarantor or any of their respective subsidiaries herein shall be incorrect or misleading in any material respect when made;

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(c)          (i) the Guarantee shall cease to be in full force and effect or the Guarantor shall deny or disaffirm any of such Guarantor’s obligations under the Guarantee or (ii) there occurs a Change of Control and, in each case, such default shall be immediate;

(d)          a Guarantor Default shall continue unremedied for a period of thirty (30) days following written notice thereof;

(e)          any event or condition that results in any indebtedness of the Maker or the Guarantor in an aggregate principal amount exceeding $34,500,000 (“Material Indebtedness”)6, whether such indebtedness now exists or shall be created hereafter, becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(f)          one or more judgments for the payment of money in an aggregate amount in excess of $28,750,0007 shall be entered against the Maker or the Guarantor and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days after such judgment becomes final during which execution shall not be effectively stayed; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by (x) a valid and binding policy of insurance in favor of the Maker or the Guarantor (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Maker or the Guarantor to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage) or (y) any third-party indemnification obligation;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, examination, composition, assignment, arrangement, moratorium of any indebtedness, reorganization or other relief in respect of the Maker or the Guarantor or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, liquidator, examiner, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; and

[6]	NTD: Will be calculated consistently with credit agreement with 15% cushion
[7]	NTD: Will be calculated consistently with credit agreement with 15% cushion

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(h)          the Maker or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, examination, reorganization compromise, composition, assignment, arrangement with any creditor or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 4, (iii) apply for or consent to the appointment of a receiver, examiner, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

Promptly and in any event within five (5) business days of becoming aware of any Event of Default or event or occurrence that with the passage of time or notice or both would constitute an Event of Default, each of the Holder and the Maker shall furnish to the other party written notice thereof.

Upon the occurrence and during the continuance of an Event of Default, the Representative may, at its option and without notice (such notice being expressly waived), declare and demand that the unpaid principal of and any accrued interest on this Note immediately due and payable, and the Representative may pursue all rights and remedies available hereunder. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of this Section 4 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Representative. The Representative may, in its sole discretion, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

Additionally, the Representative may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in the Representative’s sole discretion. Failure of the Representative, for any period of time or on more than one occasion, to declare and demand this Note immediately due and payable shall not impair the right or remedy or constitute a waiver of the right to exercise the same at any time from and after any Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding anything to the contrary set forth in any Promissory Note or the Guaranty Agreement, each of the Maker and the Holder agrees that this Note and the Guaranty Agreement may be enforced only by the action of the Representative and that no Holder (in its capacity as such) shall have any right individually to seek to enforce this Note or any other Promissory Note, the Guaranty Agreement or any other agreement entered into in connection herewith.

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5.          Defined Terms.

The following terms shall have the following meanings in this Note:

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the ordinary voting power represented by the issued and outstanding equity interests of the Guarantor or (b) the Guarantor shall cease to own and control, of record and beneficially, 100% of each class of outstanding equity interests of the Maker free and clear of all liens (except liens created in connection with the Senior Credit Agreement); provided, however, that the foregoing shall not restrict a merger of the Maker with and into Target, with Target assuming the obligations of the Maker under this Note.

“Closing Date” means [________], 2016.8

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, federal, state or foreign or other applicable jurisdictions from time to time in effect.

“Guarantor Default” means that the Guarantor or the Maker permits the Secured Leverage Ratio (as defined in the senior credit agreement of the Guarantor, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”)) of the Guarantor and its subsidiaries on a consolidated basis as of the last day of any four fiscal quarter period of the Guarantor, commencing with the first such date following the Closing Date to exceed the applicable ratio set forth below: 9

Test Period	Secured Leverage Ratio
[______] through [______]	[___]:1.00
[______] and thereafter	[___]:1.00
[______] and thereafter	[___]:1.00

[8]	NTD: The closing date under the Purchase Agreement.
[9]	NTD: The leverage ratio will be calculated consistently with the leverage ratio in the senior credit agreement, and subject to a 15% cushion to the leverage ratio in the senior credit agreement.

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In the event the Maker fails to comply with the financial covenant set forth above as of the last day of any fiscal quarter, any cash proceeds of the issuance of equity interests of the Maker that are included in the calculation of “Consolidated EBITDA” under the Senior Credit Agreement for any fiscal quarter shall be included in the calculation of “Consolidated EBITDA” hereunder for purposes of calculating the Secured Leverage Ratio hereunder (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) under the Senior Credit Agreement. No Holder shall accelerate any Promissory Note or otherwise exercise any remedies available to it during the continuance of a default or Event of Default as a result of a Guarantor Default prior to the date that is fifteen (15) Business Days following the date on which the financial statements of the Maker are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the U.S. Securities and Exchange Commission.

“LIBOR Rate” means the London Interbank Offered Rate per annum that appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for the corresponding deposits of Euros as of approximately 11:00 a.m. (London, England time), two business days prior to the commencement of the three-month interest period.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Target” means Prime European Therapeuticals S.p.A. - Euticals, a company organized and existing under the laws of Italy.

6.          Assignments.

(a)          The Holder may sell, transfer, pledge, assign, hypothecate or otherwise dispose of this Note or any right, title or interest herein to any other person, in each case without the prior written consent of the Maker.

(b)          The Maker may not assign this Note or its obligations hereunder to any other person without the prior written consent of the Representative; provided, however, that the Maker shall have the right to assign this Notes and its obligations hereunder (i) to the Guarantor or (ii) to the Target in connection with any merger of Maker with and into the Target.

(c)          No sale, transfer, pledge, assignment hypothecation or other disposition of any Promissory Note shall be effective unless and until an assignment and assumption is entered into by the assigning Holder and the assignee (with the consent of the Maker, if applicable pursuant to the terms hereof), substantially in the form of Exhibit A and delivered to the Maker and the Representative.

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(d)          The Representative, acting solely for this purpose as a non-fiduciary agent of the Maker, will keep at its principal office in Via del Lauro, 7 20131 Milano (or such other location of its principal office from time to time) a register (the “Register”) in which the Representative will provide for the registration and transfer of the Note and will record the name and address of each Holder and principal amounts (and related interest amounts) of the Promissory Notes owing to each Holder. The entries in the Register shall be conclusive absent manifest error. The Representative and the Maker, and any agent of the Representative and the Maker, shall treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of the principal amount of this Note and interest on the unpaid balance of such principal amount and for all other purposes, whether or not this Note is overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary. The Register shall be available for inspection by the Maker and, with respect to its own interest only, any Holder, in each case, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon surrender of this Note for registration of transfer or for exchange to the Maker at its principal office set forth above, in each case in accordance with this Section 6, the Maker will execute and deliver in exchange therefor one or more new Promissory Notes. Such new Promissory Notes shall (A) have an aggregate principal amount equal to the principal amount of the surrendered Note and such principal amount shall be divided into equal installment payments over the then-remaining Installment Payment Dates (as adjusted to reflect any prepayments made pursuant to Section 1(b)), (B) be registered in each case in the name of the permitted transferee and, in the case of a partial assignment, the initial Holder and (C) be dated as of the quarterly interest payment date coinciding with or immediately preceding the date of such surrender.

(f)          By accepting this Note, the Holder acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Holder shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Holder shall be void and without force and effect.

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(g)          Subject to each of the foregoing, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.          Notices.

Any notice or other communication to be given in connection with this Note or the Guaranty Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below (or such other address designated by a party pursuant to written notice):

Maker:	c/o Albany Molecular Research, Inc. 26 Corporate Circle Albany, New York 12212 Fax: (518) 512-2075 Attn: Chief Financial Officer

With a copy to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405 Phone: (212) 813-8857 Fax: (212) 355-3333 Attn: Jennifer K. Bralower

Holder:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano Phone: +39-02-96953394 +39-02-8995221 Fax: +39-02-869522522 Attn: Chief Financial Officer
With a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Phone: (212) 909-6306 Fax: (212) 909-6836 Attn: Maurizio Levi-Minzi

Any notice or other communication in connection with the Promissory Notes shall be delivered to the Representative, for distribution to the Holders.

8.          Miscellaneous.

(a)          No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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(b)          This Note and each of the other Promissory Notes may not be amended, modified or supplemented, and no provision hereof or thereof shall be waived, without the prior written approval of the Representative and the Maker; provided that an amendment, modification, supplement or waiver which would materially and adversely affect a particular Holder differently from all other Holders shall be effective only with the consent of the Holder so affected.

(c)          The Maker shall not have the right to set off or otherwise reduce the amount of any payment (or any part of such amount) owed by it to the Holder hereunder, whether contingent or otherwise, by or against any amount owed to the Maker or its Affiliates under the Purchase Agreement or otherwise.

(d)          If any payment hereunder becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day. As used herein, the term “business day” shall mean a day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of New York or Milan, Italy.

(e)          Nothing contained in this Note shall be construed as conferring upon the Holder or any other person any right as an equity holder of the Maker.

(f)          In the event any interest is paid on this Note which is deemed to be in excess of then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)          This Note shall be executed in English which shall be the only language governing this Note.

(h)          This Note and the rights and obligations of the Maker and the Holder hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(i)          Any dispute between the Maker and the Holder which relates to this Note or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Note.

(j)          The Holder hereby irrevocably appoints Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy, to act on its behalf as the Representative hereunder and under the other Promissory Notes and authorizes the Representative to take such actions (including, without limitation, receipt of notices and payments) on its behalf and to exercise such powers as are delegated to the Representative by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Maker and the Holder hereby acknowledge and agree that the Representative may resign by delivery of thirty (30) days prior written notice to the Maker, so long as the Representative designates a successor representative reasonably satisfactory to the Maker (provided that Maker’s consent shall not be required for Representative’s designation of a shareholder of the Representative as of the date hereof as the successor representative).

[Signature page follows.]

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IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.

MAKER:

[ALBANY MOLECULAR RESEARCH, INC.]

By:
Name:
Title:

Accepted and Agreed:

HOLDER:

[LAURO CINQUANTASETTE S.p.A]

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit A

Form of Assignment and Assumption Agreement

 Exhibit A

EXHIBIT A

[Form of] Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Promissory Note identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), issued in connection with the Share Purchase Agreement, dated as of [___________], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Maker (as defined below), [the Guarantor] and the Initial Holder (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration or otherwise in accordance with applicable law, the Assignor hereby irrevocably sells or otherwise transfers to the Assignee, and the Assignee hereby irrevocably assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note, as of the Effective Date inserted by the Representative as contemplated below all of the Assignor’s rights and obligations in its capacity as a Holder under the Note and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor or the Maker.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]

3.	Maker:	[BUYER] (the “Maker”)

5.	Note:	Promissory Note [A][B][C], dated as of [_______], by the Maker in favor of, and as accepted and agreed to by, [INITIAL HOLDER] (“Initial Holder”)

6.	Assigned Interest:

Aggregate Principal Amount of Note Outstanding	Amount of Principal Assigned*	Percentage of Principal Assigned
$	$	$	%

8.	Effective Date:[1]	__________________, 20__

[Signature Page Follows]

1 To be inserted by the Representative and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[BUYER]
as the Maker

By:
Title:

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

a.          Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Note, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note, (C) the financial condition of the Maker, any of its subsidiaries or affiliates or any other person obligated in respect of the Note or (D) the performance or observance by the Maker, any of its subsidiaries or affiliates or any other person of any of their respective obligations under the Note.

b.          Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder of the Note, (B) from and after the Effective Date, it shall be bound by the provisions of the Note and the other instruments or documents furnished pursuant thereto as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, and (C) it has received a copy of the Note and the Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Representative, the Maker or the Assignor; and (ii) agrees that (A) it will, independently and without reliance on the Representative, the Maker, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note and (B) it will perform in accordance with their terms all of the obligations that by the terms of the Note are required to be performed by it as a Holder.

c.          Investment Representation. The Assignee further acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Assignee shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Assignee shall be void and without force and effect.

2.             [[Reserved.]//[No Novation. The Assignee further acknowledges that the Note was initially issued pursuant to the Purchase Agreement and, for the avoidance of doubt, agrees that the Note is, and after giving effect to the transactions contemplated by this Assignment and Assumption shall continue to be, subject in all respects to the Maker’s set off rights contained in the Purchase Agreement (as interpreted in accordance with the Purchase Agreement) and in Section [8(c)] of the Note.]2]

2 Note: Section 2 to be “Reserved” in Promissory Note A and Promissory Note C, and “No Novation” language only to be included in Assignment & Assumption Agreement attached to Promissory Note B.

3.             Payments and Notices. From and after the Effective Date referred to in this Assignment and Assumption, to the extent Representative receives any payment in respect of the Promissory Notes from Maker, the Representative shall distribute all or a portion, as applicable, of such payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (i) to the Assignor, in accordance with the terms and conditions of the Note, for amounts which have accrued to but excluding [Insert Date] and (ii) to the Initial Holder, as agent for the Assignee, for amounts which have accrued from and after [Insert Date].

4.             General Provisions. This Assignment and Assumption shall be executed in English, which shall be the only language governing this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the Assignor, the Assignee and the Maker hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof. Any dispute between the Assignee and the Assignor which relates to this Assignment and Assumption or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Assignment and Assumption. This Assignment and Assumption may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment and Assumption by signing any such counterpart.

SCHEDULE 1.1 (P)

EXECUTION COPY

ALBANY MOLECULAR RESEARCH, INC.

STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2016

EXECUTION COPY

THIS STOCKHOLDERS AGREEMENT is dated as of [●], 2016 (this “Agreement”), by and among Albany Molecular Research, Inc., a Delaware corporation (the “Company”), Lauro Cinquantasette S.p.A, a company incorporated under the laws of Italy (“Lauro”), each stockholder of the Company’s common stock, par value $0.01 per share, set forth on Schedule A, strictly in their capacity as a stockholder of the Company (the “Stockholders”)1 and, solely for purposes of Section 5.2, Mandarin and Lauro 48 (each as defined below).

WHEREAS, the Company, Lauro, and the other persons named therein are parties to that certain Share Purchase Agreement, dated as of May 5, 2016 (as it may be amended from time to time, the “Share Purchase Agreement”), pursuant to which, among other things, the Company has purchased and Lauro has sold 100% of the capital stock of Prime European Therapeuticals S.p.A. – Euticals (“Euticals Stock”), a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152;

WHEREAS, as partial consideration for Lauro’s sale of the Euticals Stock pursuant to the Share Purchase Agreement, the Company has issued and sold to Lauro pursuant to the terms of the Share Purchase Agreement and that certain Subscription Agreement, dated as of [●], 2016 (as it may be amended from time to time, the “Subscription Agreement”) a number of shares of common stock, par value $0.01 per share, of the Company as provided for in Section 2 of the Subscription Agreement (“Consideration Shares”);

WHEREAS, the Company and the Stockholders desire to provide Lauro with the right, among other rights set forth herein, to designate the election of one (1) member of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Share Purchase Agreement and the other transaction documents, the parties hereto wish to enter in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          Definitions.         As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (which, for the avoidance of doubt, definition includes, for Lauro, each of Mandarin and Lauro 48). For the purpose of this definition, the term “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned in the preamble.

1 Note: Thomas and Costance D’Ambra, the Bessemer Trust Company, William Marth and Gerardo Gutierrez.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, as it relates to the Consideration Shares and/or other Shares, the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which such shares are traded.

“Board” shall have the meaning assigned in the recitals.

“Business Combination” shall have the meaning assigned in Section 5.2.

“Closing” shall have the meaning assigned in the Share Purchase Agreement.

“Company” shall have the meaning assigned in the preamble.

“Confidential Information” shall have the meaning assigned in the Share Purchase Agreement.

“Consideration Shares” shall have the meaning assigned in the recitals.

“Euticals Stock” shall have the meaning assigned in the recitals.

“Lauro” shall have the meaning assigned in the preamble.

“Lauro 48” shall mean Lauro Quarantotto S.p.A.

“Lauro Designee” shall have the meaning assigned in Section 2.1.

“Lock-Up Period” shall have the meaning assigned in the Registration Rights Agreement.

“Mandarin” shall mean Mandarin Capital Partner SCA SICAR.

“New York Convention” shall have the meaning assigned in Section 5.4(c).

“Permitted Transferees” shall have the meaning assigned in the Registration Rights Agreement.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Registration Rights Agreement” shall mean that Registration Rights and Lock-Up Agreement, dated as of May 5, 2016, by and between Lauro and the Company.

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“Rules” shall have the meaning assigned in Section 5.4(b).

“Sale of the Company” shall mean (A) a sale (or multiple related sales) or conveyance of all or substantially all of the assets or securities of the Company to one Person or a group of Persons acting in concert, whether by way of merger, consolidation, recapitalization, reclassification, reorganization or sale of all or substantially all of the assets or securities, (B) a sale (or multiple related sales) of a subsidiary or subsidiaries of the Company or all or substantially all of its or their assets if the assets of the subsidiary or subsidiaries being sold or the assets being sold constitute all or substantially all of the assets of the Company, or (C) a merger or consolidation of the Company after which the Company’s stockholders own less than 50% of the voting securities of the surviving company (other than in connection with the sale of voting securities the primary purpose of which is to fund the Company’s operations).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Share Purchase Agreement” shall have the meaning assigned in the recitals.

“Shares” shall mean shares of common stock, $0.01 par value per share, of the Company.

“Stockholders” shall have the meaning assigned in the preamble.

“Subscription Agreement” shall have the meaning assigned in the recitals.

2.            Voting Provisions Regarding Board of Directors.

2.1          Board Appointment. On and after the Closing, Lauro shall have the right to select a designee to be elected to the Board (the “Lauro Designee”), who shall initially be _________. Any such designee must meet the qualifications for director set forth in the Company’s organizational documents and corporate governance policies, and must be willing to serve and to comply with Applicable Law and stock exchange rules, including filing any necessary or advisable reports with, or otherwise submitting any necessary or advisable information to, the SEC. The Company shall take all such steps as are necessary, subject to Applicable Law, to cause the election of the Lauro Designee to the Board as a Class I director promptly following the Closing, including increasing the number of directors constituting the Board to ten (10). Thereafter, upon request from Lauro and subject to Applicable Law, shall include the Lauro Designee for so long as such individual continues to meet the foregoing requirements, as a Class I Board nominee (or such other class as the Board may so determine) in proxy materials soliciting stockholder votes in the election of members of Class I (or such other class as the Board may so determine) of the Board at any annual meeting or special meeting at which such Class I directors are to be elected, and shall recommend to the Company’s stockholders the election of the Lauro Designee. Subject to the foregoing, the director nominees to be presented to the stockholders at any annual or special meeting called for the purpose of electing directors shall be selected by the nominating committee of the Board (it being understood and agreed that the nominating committee shall be comprised at all times of a majority of independent Directors).

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2.2          Failure to Designate a Board Member. In the absence of any designation from Lauro as specified above, the director previously designated by it and then serving shall be presented to the stockholders at any annual or special meeting called for the purpose of electing directors if still eligible to serve as provided herein.

2.3          Voting.

(a)          Prior to the Closing, each Stockholder agrees to vote (or execute a written consent with respect to), or cause to be voted (or cause a written consent to be executed with respect to), all Shares owned by such Stockholder, or which such Stockholder has the right to vote, for approval of (x) the issuance of the Consideration Shares, if submitted to a vote of the Company’s stockholders, and any matter related thereto and (y) all such further acts and things, if any, necessary in order to carry out the intent and purposes of the Share Purchase Agreement and Subscription Agreement and consummate the transactions contemplated thereunder. From and after the Closing, each Stockholder agrees to vote (or execute a written consent with respect to), or cause to be voted (or cause a written consent to be executed with respect to), all Shares owned by such Stockholder, or which such Stockholder has the right to vote, from time to time and at all times at each annual or special meeting of stockholders at which the election of Class I directors is held (or pursuant to any consent solicitation) for the Lauro Designee who is nominated for election to the Board pursuant to Section 2.1, provided that should Lauro request, at any time, that the Lauro Designee be replaced, each Stockholder shall take any and all actions required, to the extent permissible under Applicable Law and the Company’s organizational documents and corporate governance policies, to remove the Lauro Designee and appoint the replacement designated by Lauro so long as such replacement designee meets the requirements provided in Section 2.1.

(b)          Lauro agrees that, from and after the Closing and for so long as Lauro has the right to designate the Lauro Designee, Lauro shall vote (or execute a written consent with respect to), or cause to be voted (or cause a written consent to be executed with respect to), all Shares owned by Lauro and its Affiliates, or which Lauro or its Affiliates have the right to vote, from time to time and at all times at each annual meeting, or special meeting where directors are being elected, of stockholders (or pursuant to any consent solicitation), for any director nominees recommended for election by the Board.

(c)          In furtherance of Section 2.3(b), from and after the Closing, Lauro shall be, and shall cause each of its Affiliates who own or are entitled to vote any Shares to be, and each Stockholder shall be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

2.4          No Liability for Election of Recommended Directors. No Stockholder shall have any liability as a result of voting for any Lauro Designee in accordance with the provisions of this Agreement. Neither Lauro nor its Affiliates shall have any liability as a result of voting for any Board recommended director nominee in accordance with the provisions of this Agreement.

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3.           Remedies.

3.1          Covenants of Parties. The parties agree to use their respective reasonable best efforts, within the requirements of Applicable Law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Stockholders’ respective reasonable best efforts to cause the approval of the issuance of the Consideration Shares, if required, and the nomination and election of the Lauro Designee as provided in this Agreement and the use of Lauro’s reasonable best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2          Irrevocable Proxy and Power of Attorney. Each Stockholder and Lauro respectively hereby constitutes and appoints as the proxy, and hereby grants a power of attorney to, the General Counsel of the Company with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 2 hereof, and hereby authorizes her to represent and vote, if and only if the Stockholder or Lauro (or its Affiliates), as the case may be, (i) fails to vote, or (ii) attempts to vote (whether by proxy or in person), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s or Lauro’s (or its Affiliates) Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each Stockholder and Lauro hereby revokes any and all previous proxies or powers of attorney with respect to the Shares respectively held or controlled and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein

3.3           Injunctive Relief. Each of the parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach or threatened breach of any provision of this Agreement the aggrieved party, in addition to any other remedy which may be available to such party at law or in equity, will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

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4.            Term.

4.1           Termination Events. This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate upon, the earliest to occur of (a) when Lauro’s issued and outstanding stock ownership in the Company falls below 5% of the outstanding Shares (subject to Section 4.2 below in cases where Lauro’s issued and outstanding stock ownership in the Company falls below 5% of the outstanding Shares for reasons other than a sale or transfer of Shares by Lauro); (b) at any time prior to [●], 2018, 2 such time as Mandarin and Lauro 48 together or individually no longer own more than 50% of the equity interest in Lauro; (c) any time from and after [●], 2018, such time as Mandarin and Lauro 48 together or individually (i) no longer own more than 35% of the equity interest in Lauro and (ii) no longer have control (as such term is used in the definition of “Affiliate” herein) of Lauro; (d) the consummation of a Sale of the Company; and (d) the termination of the Share Purchase Agreement.

4.2           Notification; Change in Voting Power. From and after the Closing, Lauro agrees to provide the Company with written notice as promptly as practicable, and in any event within five (5) business days, following any sale or other transfer of Shares, which notice shall include the aggregate number of Shares held (beneficially or of record) by Lauro following such sale or transfer, and to make any requisite filings with the SEC in connection with transactions involving Shares. The Company and Lauro agree that, in the event that Lauro’s issued and outstanding ownership in the Company ceases to be more than 5% of the outstanding Shares for reasons other than a sale or transfer of Shares by Lauro, no termination of Lauro’s rights and obligations under Section 2 shall occur unless (i) the Company has provided Lauro with written notice that the aggregate ownership percentage of Lauro has ceased to be more than 5% of the outstanding Shares and (ii) Lauro fails to increase its aggregate ownership percentage to more than 5% of the outstanding Shares within twenty (20) business days following receipt of such notice (or, in the event that Lauro is unable to purchase Shares at any time during such twenty (20)-business day period as a result of the application of any applicable securities laws (including as a result of the possession by Lauro or any of its Affiliates of any non-public information) and Lauro has provided written notice to the Company during such period of its intention to purchase Shares, the twenty (20)-business day period following the lapse of any such restrictions). Lauro agrees to provide the Company with written notice as promptly as practicable, and in any even within one (1) business day, prior to any sale, transfer or other transaction of Mandarin’s and/or Lauro 48’s voting interests in Lauro, which has the effect of causing Mandarin and/or Lauro 48 to (i) prior to [●], 2018 own, together or individually, less than a majority of the voting power of Lauro, and (ii) from and after [●], 2018, cease to control (as such term is used in the definition of “Affiliate” herein) Lauro.

5.            Miscellaneous.

5.1           Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto. This Agreement shall not be assigned by Lauro, and no rights or obligations hereunder may be transferred by Lauro, without the prior consent of the Company; provided, that Lauro may assign this Agreement to Permitted Transferees; provided, further, that such Permitted Transferees shall have executed a joinder to, and agreed to be bound by, the obligations of this Agreement, including the voting and standstill obligations. Notwithstanding anything to the contrary herein, in no event shall Lauro’s right to designate the Lauro Designee be transferable or assignable to any other Person, whether by contract or operation of law or any other manner whatsoever.

2 Note: Two years from Closing.

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5.2           Standstill. For a period of the longer of (x) three (3) years from the date of this Agreement and (y) for so long thereafter as Lauro has the right to designate the Lauro Designee to the Board pursuant to Section 2, unless otherwise agreed in writing by the Company, neither Lauro (directly or indirectly) nor any representatives acting on its behalf, nor any of Mandarin, Lauro 48 or their Affiliates will: (a) propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) acquire beneficial ownership of more than 19.99% of any securities (including in derivative form) of the Company except as permitted by this Agreement (any transaction or series of transactions specified in (a) or (b) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”); (c) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities (including in derivative form) of the Company except in accordance with this Agreement; (d) nominate any person as a director of the Company except for the Lauro Designee in accordance with the terms of this Agreement; (e) propose any matter to be voted upon by the stockholders of the Company; (f) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; (g) request the Company (or any of its officers, directors or representatives), directly or indirectly, to amend or waive any provision of this Section 5.2 (including this sentence); or (h) take any action that could require the Company to make a public announcement regarding such potential Business Combination. Notwithstanding the foregoing, (I) nothing in this Agreement shall limit Lauro’s (or its Permitted Transferees’) rights under the Registration Rights Agreement, (II) nothing contained in this Section 5.2 shall prohibit Lauro from making confidential, non-public proposals to the Company for a Business Combination; and (III) the provisions of this Section 5.2 shall terminate and be of no further force or effect (A) upon the Company’s announcement that it has entered into a definitive agreement for a Business Combination with a third party or (B) if any Person(s) or “group” publicly announces or commences a tender or exchange offer or any other offer transaction pursuant to which Shares could be sold that, if successful, would result in such Person or group beneficially owning more than 35% of the assets or securities of the Company determined as of its most recent quarterly financial statement.

5.3           Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by all parties hereto (unless such amendment does not adversely affect the rights of a Stockholder, in which case such Stockholder need not execute such writing). A party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

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5.4          Governing Law; ICC Arbitration.

(a) This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

(b) Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the transactions contemplated hereunder, including with respect to the formation, applicability, performance, breach, termination, validity or enforceability thereof, shall be fully and finally settled by arbitration. The arbitration shall be conducted by three arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, USA and it shall be conducted in English, provided that any party hereto may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence. The arbitrators shall determine questions of arbitrability and jurisdiction and shall be empowered to grant interim relief.

(c) The arbitration award shall be final and binding on the parties. The parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention,” which shall govern the arbitration and enforcement of any arbitral award) insofar as such waiver can validly be made. The parties agree to the exclusive jurisdiction of the federal courts located in New York County, New York for purposes of enforcing this section, and any arbitral award, in accordance with the New York Convention. The parties agree to personal jurisdiction in said courts for such purposes and irrevocably waive any defense on the basis of forum non conveniens, lack of jurisdiction or improper venue in regard to any such proceedings brought in the federal courts located in New York County, New York.

(d) The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators shall nominate a third arbitrator within thirty (30) days after the nomination of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators is not nominated within the time prescribed above, then the International Court of Arbitration of the International Chamber of Commerce shall appoint that arbitrator.

(e) In order to facilitate the comprehensive and efficient resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or to the Share Purchase Agreement, Registration Rights Agreement or Subscription Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

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(f) Notwithstanding anything to the contrary in this Agreement, a party may make a request to a court of competent jurisdiction or pursuant to the Rules for interim or emergency measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions as provided in Section 3.3. A request for such interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(g) All disputes under this Agreement shall be kept confidential. In any arbitration proceeding, the arbitrators shall take all measures necessary for the protection of Confidential Information. All proceedings and any award and any information obtained from another party in connection with the arbitration shall be deemed Confidential Information subject to Article 13 of the Share Purchase Agreement; provided that the parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate, provided, further, that the parties agree to take all reasonable measures to protect the confidentiality of the proceedings and the disclosure of any Confidential Information in connection therewith, including to file all papers under seal.

(h) The arbitrators shall have the power to make an award allocating the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation. Any award shall be determined and payable in Euros. For the avoidance of doubt, the remedies that may be awarded by the arbitrators hereunder are limited as specifically set forth in Section 6 of the Subscription Agreement.

5.5          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

5.6          Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

5.7          Notices. Any notice or other communication to be given hereunder shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below:

(a)	Party:	Company

	Address:	200 West Street, 4th Floor, Waltham, MA 02451

	Email:	lori.henderson@amriglobal.com

	Attn. of:	Lori M. Henderson Senior Vice President, General Counsel and Head of Business Development

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	With a copy to (which shall not constitute notice):	Goodwin Procter LLP

	Attn. of:	Danielle Lauzon

	Address:	53 State Street, Boston, MA 02109, or if after June 24, 2016, 100 Northern Avenue, Boston, MA 02210

	Email:	dlauzon@goodwinprocter.com

	Facsimile No.:	(617) 649-1484

(b)	Party:	Lauro

	Address:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano

	Facsimile No.:	+39-02-869522522

	Attn. of:	Chief Financial Officer

	With a copy to (which shall not constitute notice):	Mandarin

	Address:	10, Rue Jans Antoine, L-1820 Luxembourg

Grand Duchè de Luxembourg

	Email:	massimolongoni@groupelecta.lu

	Attn. of:	Mr. Massimo Longoni

Mandarin Advisory Srl

	Address:	Corso Porta Nuova, 3

20121 Milan

	Email:	e.ricotta@mandarincp.com

	Attn. of:	Mr. Enrico Ricotta

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	With a copy to (which shall not constitute notice):	Lauro 48

	Address:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano

	Facsimile No.:	+39-02-869522522

	Attn. of:	Chief Financial Officer

(c)	Party:	Stockholders – See Schedule A.

5.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.9           Integration. This Agreement, the Share Purchase Agreement and the other transaction documents contemplated in the Share Purchase Agreement, including that certain Subscription Agreement and the Registration Rights Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

5.10         Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy or in any other manner permitted by Applicable Law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.11         Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

ALBANY MOLECULAR RESEARCH, INC.

By:
Name:
Title:

LAURO CINQUANTASETTE S.P.A.

By:
Name:
Title:

3-GUTINVER, S.L.

By:
Name: Luis Gerardo Gutierrez Fuentes
Title: Sole Administrator

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Abigail D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

Name:
Title:

Signature Page to Stockholders Agreement

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Agatha D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

Name:
Title:

Thomas E. D’Ambra Family Trust I u/a/d
2/26/97 f/b/o Geoffrey D’Ambra

By: Bessemer Trust Company of Delaware NA,
as Trustee

Name:
Title:

William S. Marth

Thomas E. D’Ambra

Constance M. D’Ambra

And solely for the purposes of Section 5.2 of this Agreement:

LAURO QUARANTOTTO S.P.A.

By:
Name:
Title:

2

MANDARIN CAPITAL PARTNER SCA SICAR

By:
Name:
Title:

3

SCHEDULE A

STOCKHOLDERS

William S. Marth

Thomas E. D’Ambra

Constance M. D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Abigail D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Agatha D’Ambra

Thomas E. D’Ambra Family Trust I u/a/d 2/26/97 f/b/o Geoffrey D’Ambra

3-Gutinver, S.L.